EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

FISERV, INC.,

FISERV HEALTH, INC.

and

UNITED HEALTHCARE SERVICES, INC.

Dated as of November 1, 2007

i

ARTICLE III.	COVENANTS		33

3.1.	Covenants of Seller and Target		33
	3.1.1.	Conduct of Business	33
	3.1.2.	Access and Information	35
	3.1.3.	Tax Matters	36
	3.1.4.	Public Announcements	37
	3.1.5.	Further Actions	38
	3.1.6.	No Solicitation, etc	39
	3.1.7.	Resignation of Directors	40
	3.1.8.	Agreement Not to Compete	40
	3.1.9.	Agreement Not to Hire	41
	3.1.10.	Available Remedies	42
	3.1.11.	Insurance Subsidiary Transactions	42
3.2.	Covenants of Buyer		42
	3.2.1.	Public Announcements	42
	3.2.2.	Further Actions	42
	3.2.3.	Employee Benefit Matters	43
3.3.	Change of Name		47
3.4.	Cooperation		48
3.5.	Intercompany Relationships		49
3.6.	Title Insurance Policies		50
3.7.	Election under Section 338(h)(10)		50
3.8.	Retained Business		51

ARTICLE IV.	CONDITIONS PRECEDENT		51

4.1.	Conditions to Obligations of Each Party		51
	4.1.1.	Regulatory Approvals	51
	4.1.2.	No Injunction, etc	52
4.2.	Conditions to Obligations of Buyer		52
	4.2.1.	Representations and Warranties	52
	4.2.2.	Covenants	53
	4.2.3.	Absence of Material Adverse Effect	53
	4.2.4.	Third Party Consents	53
	4.2.5.	Proceedings	53
	4.2.6.	Retained Business	53
4.3.	Conditions to Obligations of Seller		53
	4.3.1.	Representations and Warranties	53
	4.3.2.	Covenants	54
	4.3.3.	Proceedings	54

ARTICLE V.	TERMINATION		54

5.1.	Termination		54
5.2.	Effect of Termination		55

ARTICLE VI.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS; INDEMNIFICATION		55

6.1.	Survival of Representations and Warranties and Covenants		55
6.2.	General Indemnity		56
	6.2.1.	Seller Indemnity	56
	6.2.2.	Buyer Indemnity	56
	6.2.3.	Exclusive Remedy	57
	6.2.4.	Further Limitations	57
6.3.	Third Party Claims; Direct Claims		57
6.4.	Trewit Litigation		59
6.5.	Consequential Damages		60
6.6.	Payments		61
6.7.	Adjustments to Losses		61
	6.7.1.	Insurance	61
	6.7.2.	Taxes	61
	6.7.3.	Reimbursement	62
6.8.	Mitigation		62
6.9.	Claims Unaffected by Investigation		62
6.10.	Tax Indemnity		62
6.11.	Effect on the Purchase Price		63

ARTICLE VII.	DEFINITIONS; MISCELLANEOUS		63

7.1.	Definition of Certain Terms		63
7.2.	Expenses; Transfer Taxes		73
7.3.	Further Assurances		73
7.4.	Severability		74
7.5.	Notices		74
7.6.	Miscellaneous		75
	7.6.1.	Headings, Interpretation	75
	7.6.2.	Counterparts	76
	7.6.3.	Jurisdictional Matters	76
	7.6.4.	Waiver of Jury Trial	77
	7.6.5.	Specific Performance	77
	7.6.6.	Litigation Expenses	77
	7.6.7.	Binding Effect	77
	7.6.8.	Assignment	77
	7.6.9.	Third Party Beneficiaries	77
	7.6.10.	Confidentiality	77
	7.6.11.	Amendment; Waivers	78
	7.6.12.	Entire Agreement	79

EXHIBITS

Exhibit A – Target Group Executives
Exhibit B – Form of Transitional Trademark License Agreement
Exhibit C – Form of Transition Services Agreement
Exhibit D – Example of Estimated Balance Sheet and Working Capital Calculation
Exhibit E – Form of FIRPTA Certificate
Exhibit F – Required Consents
Exhibit G – Indemnification Matters

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 1, 2007 (this “Agreement”), is made and entered into by and among FISERV, INC., a Wisconsin corporation (“Seller”), FISERV HEALTH, INC., a Delaware corporation (“Target”), and UNITED HEALTHCARE SERVICES, INC., a Minnesota corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller owns all of the outstanding capital stock of Target (the “Target Shares”);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of the Target Shares upon the terms and subject to the conditions described in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain key employees of the Target Group set forth in Exhibit A (the “Target Group Executives”) have entered into employment agreements with an Affiliate of Buyer, each to take effect as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Seller and Buyer have entered into a trademark license agreement in the form of Exhibit B hereto (the “Transitional Trademark License Agreement”) and a transition services agreement in the form of Exhibit C hereto (the “Transition Services Agreement” and, together with the Transitional Trademark License Agreement, the “Ancillary Agreements”), each to take effect as of the Closing; and

WHEREAS, Buyer, Seller and Target desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Target Shares and also to prescribe various conditions to the transaction.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE I.

SALE AND PURCHASE OF TARGET SHARES

1.1. Purchase and Sale of Shares.

1.1.1. Purchase Price.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer the Target Shares, and Buyer shall purchase from Seller the Target Shares, in each case free and clear of all Liens, for an aggregate purchase price equal to $775,000,000, as adjusted as set forth in Section 1.1.1(b) and in accordance with Section 1.4 (such purchase price, as so adjusted, the “Purchase Price”).

(b) The purchase price specified in Section 1.1.1(a) shall be adjusted as follows:

(i) if the Estimated Working Capital is greater than $0, such purchase price shall be increased by the dollar amount by which the Estimated Working Capital is greater than $0;

(ii) if the Estimated Working Capital is less than $0, such purchase price shall be reduced by the dollar amount by which the Estimated Working Capital is less than $0; and

(iii) in all cases, such purchase price shall be reduced by an amount equal to the Target Group Debt.

1.1.2. Preparation of Estimated Balance Sheet. Not fewer than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer in writing (a) an estimated consolidated balance sheet for the Target Group as of immediately prior to the Closing (the “Estimated Balance Sheet”), (b) a good faith estimate of the Purchase Price payable at Closing after giving effect to the adjustments described in Section 1.1.1(b) (the “Estimated Purchase Price”), and (c) a good faith calculation, as of immediately prior to the Closing, of (i) Estimated Working Capital and (ii) Target Group Debt. The Estimated Balance Sheet shall be prepared in accordance with GAAP, except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule, and on a basis consistent with the accounting methods, practices and procedures used to prepare the Annual Financial Statements for Target’s fiscal year ending December 31, 2006 and the Latest Financial Statements, insofar as such methods, practices and procedures are consistent with GAAP (including appropriate closing adjustments, as if the Closing were at a fiscal year end) except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule. For illustrative purposes only, Exhibit D sets forth an example of the Estimated Balance Sheet, as of July 31, 2007, and an example calculation of Working Capital derived therefrom. Working Capital shall be calculated by applying the terms and conditions of this Agreement on a basis consistent with the sample calculation and methodology set forth on Exhibit D.

1.2. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP in New York, New York, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other time and place as Buyer and Seller may mutually determine (the “Closing Date”), and shall be effective for financial accounting and tax purposes as of 11:59 p.m. on the Closing Date.

1.3. Deliveries at the Closing. At the Closing:

(a) Buyer will deliver to Seller, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the Estimated Purchase Price;

(b) Seller will deliver to Buyer the certificates referred to in Sections 4.2.1(c) below and 4.2.2 below;

(c) Buyer will deliver to Seller the certificates referred to in Sections 4.3.1(c) below and 4.3.2 below;

(d) Seller will deliver to Buyer stock certificates representing the Target Shares, endorsed in blank or accompanied by duly executed stock powers;

(e) Seller shall deliver to Buyer the minute books, stock ledgers and transfer records and the corporate seal for each entity that is a member of the Target Group (including, without limitation, to the extent certificated, certificates representing all outstanding shares of capital stock or other equity interests of each entity that is a member of the Target Group), except to the extent Applicable Law requires that such instruments be maintained at the offices of such member of the Target Group;

(f) Seller shall deliver to Buyer an executed resignation, in a form reasonably acceptable to Buyer, effective as of the Closing Date, from each of the directors of each member of the Target Group, except for resignations of any such directors in respect of whom Buyer notifies Seller, at least ten (10) days prior to Closing, that no such resignation is required;

(g) Seller shall deliver to Buyer a copy of a Certificate of Good Standing from the Secretary of State of the State of Delaware, as of date within three (3) Business Days of the Closing Date, evidencing the good standing of Target in such state;

(h) Seller shall deliver to Buyer an update to Section 2.2.3(g) of the Seller Disclosure Schedule, setting forth a list, as of a date within five (5) Business Days prior to the Closing Date, which is correct and complete as of such date, of all bank accounts and safe deposit boxes of the Target Group, the number of each such account or box and such information as Seller can reasonably locate regarding the Persons authorized to draw on such accounts or to access such boxes; and

(i) Seller shall deliver to Buyer a duly executed certification, substantially in the form of Exhibit E hereto, that Seller is not a foreign person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

1.4. Post-Closing Purchase Price Adjustment.

(a) Calculation of Final Purchase Price. As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and cause to be delivered to Seller (i) a consolidated balance sheet for the Target Group as of immediately prior to Closing (the “Final Balance Sheet”), (ii) a good faith calculation of the Purchase Price payable at Closing after giving effect to the adjustments described in Section 1.1.1(b) (the “Final Purchase Price”), and (iii) a good faith calculation, as of immediately prior to the Closing, of (A) Working Capital and (B) Target Group Debt. The Final Balance Sheet shall be prepared in accordance with GAAP, except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule, and on a basis consistent with the accounting methods, practices and procedures used to prepare the Annual Financial Statements for Target’s fiscal year ending December 31, 2006 and the Latest Financial Statements, insofar as such methods, practices and procedures are consistent with GAAP (including appropriate closing adjustments, as if the Closing were at a fiscal year end) except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule. Working Capital shall be calculated by applying the terms and conditions of this Agreement on a basis consistent with the sample calculation and methodology set forth in Exhibit D. Buyer’s Representatives shall be permitted reasonable access at all reasonable times to the books and records of Seller and the personnel of Seller and/or Seller’s Representatives (in the case of Representatives, to the extent permitted by such Representatives and, in each case, subject to Buyer’s execution and delivery of customary agreements with such Representatives) to the extent that they relate to the Target Group and to such historical financial information relating to the Target Group as Buyer may reasonably request for the purpose of reviewing the Estimated Balance Sheet or preparing the Final Balance Sheet and the calculation of the Final Purchase Price and preparing materials for any presentation to the Accounting Expert.

(b) Examination by Seller. Upon receipt of the Final Balance Sheet and calculation of the Final Purchase Price, Seller and Seller’s Representatives shall be permitted during the succeeding sixty (60) day period (the “Review Period”) reasonable access at all reasonable times to the books and records of the Target Group and the personnel of Buyer, the members of the Target Group and/or Buyer’s Representatives (in the case of Representatives, to the extent permitted by such Representatives and, in each case, subject to Seller’s execution and delivery of customary agreements with such Representatives) to the extent that they relate to the Target Group and to such historical financial information relating to the Target Group as Seller may reasonably request for the purpose of reviewing the Final Balance Sheet and the calculation of the Final Purchase Price and preparing materials for any presentation to the Accounting Expert.

(c) Objection by Seller. On or prior to the last day of the Review Period, Seller may object to the calculation of the Final Purchase Price by delivering to Buyer a written statement setting forth Seller’s objections to the calculation of the Final Purchase Price and a reasonable basis for such objections, including, in reasonable detail, the specific items of the calculation of the Final Purchase Price to which such objections relate (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections within the Review Period, Buyer’s calculation of the Final Purchase Price shall be deemed to have been accepted by

Seller and shall be final and binding and shall be used in computing the Adjustment Amount. If Seller delivers the Statement of Objections within the Review Period, subject to Section 1.4(d) below, Seller and Buyer shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the calculation of the Final Purchase Price with such changes as may have been previously agreed in writing by Seller and Buyer shall be final and binding and shall be used in computing the Adjustment Amount. To the extent a matter is not set forth in the Statement of Objections, such matter shall be deemed to have been accepted and agreed to by Seller and all such matters and any amounts related thereto shall be final and binding and shall be used in computing the Adjustment Amount.

(d) Resolution of Disputes. If Seller and Buyer shall fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections within thirty (30) days after the date of delivery of the Statement of Objections (or such longer period as the parties hereto shall agree in writing), then such unresolved matters shall, not later than ten (10) days after the expiration of such thirty day period (or such longer period as the parties hereto shall agree in writing), be jointly submitted by the parties hereto for resolution to the Chicago, Illinois office of Ernst & Young LLP or, if Ernst & Young LLP is not independent of Seller and Buyer at such time, such other nationally recognized accounting firm to be mutually agreed upon by Seller and Buyer (the “Accounting Expert”) who shall, acting as experts and not as arbitrators, resolve such matters and make any resulting adjustments to the calculation of the Final Purchase Price. The Accounting Expert shall be bound by a mutually agreeable confidentiality agreement.

(e) Fees of the Accounting Expert. The fees and expenses of the Accounting Expert shall be borne by Seller and Buyer in such proportion as is appropriate to reflect the relative percentages of the aggregate dollar amount of all matters submitted to the Accounting Expert that were resolved against Seller or Buyer, respectively. For example, if Seller objects to the calculation of the Final Purchase Price by an amount of $100,000, and the Accounting Expert resolves such matters submitted to it in a manner that results in an upward adjustment to the calculation of the Final Purchase Price of $40,000, Buyer shall bear 40% of the fees and expenses of the Accounting Expert and Seller shall bear the other 60% of such fees and expenses.

(f) Access to Supporting Documentation. Subject to, and to the extent permitted by, any Applicable Laws, Seller and Buyer and their respective Representatives (in the case of Representatives, to the extent permitted by such Representatives and, in each case, subject to the execution and delivery of customary agreements with such Representatives) shall each make reasonably available to the Accounting Expert all relevant work papers and books and records relating to the Target Group, and copies of all such materials and information provided by a party to the Accounting Expert shall be concurrently delivered to the other party to the proceeding. The Accounting Expert’s determination shall be based solely on its review of such work papers and books and records relating to the Target Group and the written information and presentations provided by Buyer and Seller (or their Representatives), which are in accordance with the terms and procedures set forth in this Agreement, and not on the basis of an independent review.

(g) Determination by Accounting Expert. The parties shall jointly instruct the Accounting Expert to make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement only with respect to the disputed items submitted to the Accounting Expert, whether and to what extent (if any) the Final Purchase Price requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. The procedures of this Section 1.4 are exclusive and the determination of the Accounting Expert shall, absent manifest error, be conclusive, final and binding upon the parties hereto and shall be used in computing the Adjustment Amount.

(h) Payment of Adjustment Amount. Within two (2) Business Days of the later of (i) acceptance of the calculation of the Final Purchase Price or (ii) the resolution of Seller’s objections in connection therewith in accordance with this Section 1.4, the Purchase Price shall be recalculated by giving effect to such final and binding amounts and, to the extent that the Final Purchase Price is less than or more than the Estimated Purchase Price, (x) the Purchase Price shall be adjusted downward (if the Final Purchase Price is less than the Estimated Purchase Price) or upward (if the Final Purchase Price is greater than the Estimated Purchase Price) respectively, on a dollar-for-dollar basis by the amount of the difference between the Final Purchase Price and the Estimated Purchase Price (such dollar amount, the “Adjustment Amount”), and (y) Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the Adjustment Amount together with interest thereon accrued at a rate per annum equal to the Prime Rate as published in the The Wall Street Journal, Eastern Edition, in effect for the period from the Closing Date to the date on which the Adjustment Amount is paid. Any such payment shall be made by wire transfer of immediately available funds as directed by Buyer or Seller, as the case may be.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET

2.1. Disclosure Schedules. On or prior to the date hereof, Seller has delivered to Buyer (the “Seller Disclosure Schedule”), and Buyer has delivered to Seller (the “Buyer Disclosure Schedule” and, together with the Seller Disclosure Schedule, the “Disclosure Schedules”), a schedule each setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations and warranties contained in Article II or to one or more of the covenants contained in Article III; provided, that the mere inclusion of an item in the Seller Disclosure Schedule or Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party. Notwithstanding that the

Disclosure Schedules are organized such that the responses or exceptions set forth thereon are set forth under captions referencing the Sections and subsections, if any, of this Agreement to which such responses or exceptions apply, a disclosure in any section of the Seller Disclosure Schedule or Buyer Disclosure Schedule shall be deemed to be a disclosure for all other sections of the Seller Disclosure Schedule or Buyer Disclosure Schedule in respect of which it is reasonably apparent on its face that such disclosure is applicable.

2.2. Representations and Warranties of Seller and Target. Seller and Target jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

2.2.1. Authorization; No Conflicts; Status of the Target Group, etc.

(a) Due Organization, etc. Section 2.2.1(a) of the Seller Disclosure Schedule sets forth a correct and complete list of Target and each of its Subsidiaries (collectively, the “Target Group”), their respective forms and jurisdictions of incorporation or organization and each jurisdiction in which a member of the Target Group is qualified to do business. Seller and each member of the Target Group is a corporation, limited liability company or limited liability limited partnership, as applicable, duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, with the requisite power and authority, as applicable, to carry on its business as now conducted and presently proposed by Seller to be conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Each member of the Target Group is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or limited liability limited partnership, as applicable, in all jurisdictions in which the nature of its business or its ownership of property requires it to be so qualified, except for those failures to be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Group.

(b) Authorization, etc. Each of Seller and Target has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, by each of Seller and Target, as applicable, have been duly authorized by all requisite corporate action of Seller and Target, as applicable, and no other corporate proceedings on the part of Seller or Target, as applicable, are necessary to authorize the execution, delivery or performance of the Transaction Documents by it. Each of the Transaction Documents has been duly executed and delivered by each of Seller and Target, as applicable, and constitutes the valid and legally binding obligations of it enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Conflicts. Except as set forth on Section 2.2.1(c) of the Seller Disclosure Schedule, the execution and delivery of the Transaction Documents to which Seller or Target is a party, by Seller and Target, as applicable, and the consummation by Seller and Target, as applicable, of the transactions contemplated thereby do not and will not conflict with or result in a breach of any of the provisions of, result in any loss of rights or default under, constitute an event creating rights of, or result in, acceleration, termination, repayment or cancellation of or under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Seller or any member of the Target Group under, (i) any provision of the Organizational Documents of Seller or any member of the Target Group, (ii) any Applicable Law applicable to Seller or any member of the Target Group or any of their respective properties or (iii) any Target Contract, except in the case of clauses (ii) or (iii) for any such conflicts, breaches, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on Seller or on the Target Group. Except as set forth on Section 2.2.1(c) of the Seller Disclosure Schedule, no Governmental Approval (other than pursuant to the HSR Act) or other Consent is required to be obtained or made by Seller or any member of the Target Group in connection with the execution and delivery of the Transaction Documents to which Seller or Target is a party or the consummation by Seller and Target of the transactions contemplated thereby.

(d) Organizational Documents, etc. Seller has made available to Buyer complete and correct copies of the Organizational Documents, as in effect on the date hereof, of each member of the Target Group. No member of the Target Group is in violation of any of the provisions of its Organizational Documents.

(e) Transferred Entities. Each of the entities set forth on Section 2.2.1(e) of the Seller Disclosure Schedule (the “Transferred Entities”) was formerly a direct or indirect wholly owned Subsidiary of Target and has been validly transferred to Seller or a Subsidiary of Seller (other than a member of the Target Group) so as to no longer be owned by Target or any other member of the Target Group. No member of the Target Group incurred any liabilities or other obligations as a result of such transfers or in connection with the operations of the Transferred Entities.

2.2.2. Capitalization.

(a) Target. The authorized capital stock of Target consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding as of the date hereof. All of the Target Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are owned beneficially and of record by Seller, free and clear of all Liens. All of the issued and outstanding shares of the capital stock of Target (i) were offered, sold, issued and delivered in compliance with Applicable Law and (ii) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by the Organizational Documents or any agreement to which Target is a party or by which Target is bound. No shares of authorized capital stock or other equity ownership interests of Target are held in treasury or reserved for any purpose.

(b) Target Group. The authorized capital stock or other equity ownership interests of each other member of the Target Group, and the number of issued and outstanding shares of capital stock or other equity ownership interests of each other member of the Target Group, is set forth on Section 2.2.2(b) of the Seller Disclosure Schedule. All of the issued and outstanding shares of capital stock or other equity ownership interests of each other member of the Target Group are owned by Target, directly or indirectly, free and clear of all Liens and all of such shares or equity ownership interests have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of the capital stock or other equity ownership interests of each other member of the Target Group (i) were offered, sold, issued and delivered in compliance with Applicable Law and (ii) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by the Organizational Documents or any agreement to which any member of the Target Group is a party or by which any member of the Target Group is bound. No shares of authorized capital stock or other equity ownership interests of any of the other members of the Target Group are held in treasury or reserved for any purpose.

(c) Other Agreements with Respect to Common Stock. There are no preemptive or similar rights on the part of any Person with respect to the issuance of any shares of capital stock or any other equity interests of any member of the Target Group. There are no subscriptions, options, warrants, conversion rights, stock appreciation rights, phantom stock rights or other similar rights, agreements or commitments of any kind with respect to any shares of capital stock or any other equity interests of any member of the Target Group. There are no rights, agreements or commitments obligating any member of the Target Group to issue or sell, or to cause to be issued or sold, or to repurchase, redeem, exchange, transfer, register or otherwise acquire or dispose of, any shares of its capital stock or any other equity interests or any securities convertible into or exchangeable for, or any options, warrants, conversion rights, stock appreciation rights, phantom stock rights or other similar rights relating to, any shares of capital stock or any other equity interests of any member of the Target Group other than the Transaction Documents.

(d) Securities Laws. No member of the Target Group has registered shares of its capital stock or any other equity interests or debt securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

2.2.3. Financial Information.

(a) Financial Statements. Set forth on Section 2.2.3(a)-1 of the Seller Disclosure Schedule are true, correct and complete copies of (i) the unaudited consolidated balance sheet, as of July 31, 2007, of the Target Group (the “Latest Balance Sheet”) and the unaudited consolidated statement of operations and cash flows of the Target Group for the seven-month period then ended

(such statement of income and cash flows and the Latest Balance Sheet being hereinafter referred to as the “Latest Financial Statements”) and (ii) the unaudited consolidated balance sheets, as of December 31 of each of 2006 and 2005, of the Target Group and the unaudited consolidated statements of operations and cash flows of the Target Group for each of the years then ended (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements fairly present in all material respects the financial position and results of operations of the Target Group as of the dates thereof and for the periods referred to therein. Except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule, the Annual Financial Statements have been prepared in accordance with GAAP, consistently applied in accordance with the Target Group’s historical practices, insofar as such practices are consistent with GAAP, except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule. Except as set forth on Section 2.2.3(a)-2 of the Seller Disclosure Schedule, the Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements and on a basis consistent with the Annual Financial Statements.

(b) Financial Books and Records. All financial and accounting books and records related to the business of the Target Group are accurate and complete in all material respects.

(c) Receivables. The accounts receivable and other receivables reflected on the Latest Balance Sheet, and those arising in the Ordinary Course of Business after the date thereof, are (i) valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, (ii) not subject to valid counterclaims or setoffs and (iii) except as and to the extent of the bad debt reserve reflected on the Latest Balance Sheet, collectible in accordance with their terms.

(d) Disclosure Controls and Procedures. Seller maintains disclosure controls and procedures designed to ensure that information required to be publicly disclosed by Seller with respect to the Target Group is recorded and reported on a timely basis to the individuals responsible for the preparation of Seller’s filings and submissions with the Commission.

(e) Internal Control Over Financial Reporting. Seller has disclosed to Buyer any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Target Group’s ability to record, process, summarize and report financial information.

(f) Up the Ladder Reporting. Since December 31, 2005, no unresolved complaints from any source regarding improper accounting, internal accounting controls or auditing matters relating to the Target Group, have been received by Seller or the Target Group. No attorney representing the Target Group, whether or not employed by the Target Group, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation relating to the Target Group by the Target Group or any of its officers, directors, employees or agents to Seller’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors of Seller or the board of directors of Seller pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Seller policy contemplating such reporting, in instances required by those rules.

(g) Bank Accounts. Section 2.2.3(g) of the Seller Disclosure Schedule sets forth a list of all bank accounts and safe deposit boxes of the Target Group, which is correct and complete as of the date hereof.

(h) Restricted Cash Accounts; Client Cash Accounts. Section 2.2.3(h) of the Seller Disclosure Schedule sets forth a full and complete list, as of a date within three (3) Business Days prior to the date hereof, of all Restricted Cash Accounts on a customer-by-customer basis. The balance of each Restricted Cash Account is equal to or exceeds the amount that any member of the Target Group owes to such customer, and the aggregate balance of all Restricted Cash Accounts is equal to or exceeds the aggregate amount that the members of the Target Group owe to such customers. All Client Cash Accounts are currently and have been administered in a manner that is consistent with the contractual obligations of the Target Group related thereto.

(i) Insurance Subsidiary Required Capital. As of the date hereof, the Insurance Subsidiary’s capital and surplus as reflected on its statutory balance sheet exceeds the minimum capital requirement imposed by Arizona law for insurers of its type.

2.2.4. Undisclosed Liabilities. Except as set forth on Section 2.2.4 of the Seller Disclosure Schedule, the Target Group does not have any obligations or liabilities of any nature, whether absolute, accrued, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due, and regardless of when asserted, and, there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation or liability, other than obligations and liabilities (i) contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed, reserved against or reflected in the consolidated balance sheets included in the Latest Financial Statements and the Annual Financial Statements, (iii) that have been incurred in the Ordinary Course of Business which, individually or in the aggregate, are not reasonably likely to result in Losses in excess of $1,000,000, (iv) arising under executory Contracts, or (v) that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Target Group. Except as set forth on Section 2.2.4 of the Seller Disclosure Schedule, no member of the Target Group has any outstanding Indebtedness and there exists no indebtedness owed by Seller to Target or any other member of the Target Group.

2.2.5. Absence of Changes. Except as set forth on Section 2.2.5 of the Seller Disclosure Schedule, (A) since December 31, 2006, (i) the Target Group has conducted its business in the Ordinary Course of Business and (ii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect on the Target Group and (B) since July 31, 2007, none of the actions or events prohibited by Section 3.1.1 have been taken or have occurred except as contemplated or permitted by this Agreement.

2.2.6. Taxes.

(a) Filing of Target Tax Returns and Payment of Taxes. Except as set forth on Section 2.2.6(a) of the Seller Disclosure Schedule, all material Seller Group Tax Returns and all material Target Tax Returns required to be filed on or before the Closing Date have been or will be timely filed with the proper Governmental Authorities and are or will be true, correct and complete in all material respects. Except as set forth on Section 2.2.6(a) of the Seller Disclosure Schedule, all material Taxes of or allocable to any member of the Target Group (“Target Taxes”), whether or not shown on a Target Tax Return or a Seller Group Tax Return, due and payable on or before the Closing Date have been or will be timely paid in full. Except as disclosed on Section 2.2.6(a) of the Seller Disclosure Schedule, all material Target Employment and Withholding Taxes required to be withheld and paid on or before the date hereof, and all Target Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date, have (or, in the case of such Target Employment and Withholding Taxes that are required to be withheld and paid after the date hereof and on or before the Closing Date, by the Closing Date will have) been duly paid or accrued.

(b) Tax Reserve. Except as set forth on Section 2.2.6(b) of the Seller Disclosure Schedule, the Target Group maintains no reserves for Tax liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) for financial reporting purposes.

(c) Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established) on any of the assets of the Target Group. Section 2.2.6(c) of the Seller Disclosure Schedule sets forth, to the Knowledge of Seller or of which Seller has received written notice, all Liens for Taxes that exist on any of the assets of the Target Group.

(d) Extensions, etc. Except as set forth on Section 2.2.6(d) of the Seller Disclosure Schedule, with respect to open Tax periods, (i) neither a member of the Target Group nor the common parent of the Seller Group has entered into (or prior to close of business on the Closing Date will enter into) (A) a written agreement extending or waiving the period of assessment or collection of any Target Taxes, which extension or waiver is currently in force or (B) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of the Target Group; (ii) there are no pending requests by Seller for any extension of time within which to file any Seller Group Tax Return that has not been filed; (iii) there are no pending requests by any member of the Target Group for any extension of time within which to file any Target Tax Return that has not been filed; and (iv) there are no requests for rulings, closing agreements, or similar agreements, in respect of any Target Taxes filed by a member of the Target Group or the common parent of the Seller Group that are pending with any Governmental Authority.

(e) Tax Filing Groups. Except as set forth on Section 2.2.6(e) of the Seller Disclosure Schedule, since December 31, 2003, no member of the Target Group (i) is or has been at any time a member of any affiliated, consolidated, combined or unitary group for Income Tax purposes other than the Seller Group or (ii) has any liability for the Income Taxes of any Person (other than another member of the Seller Group) under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state or local law.

(f) Copies of Target Tax Returns; Audits; etc. Seller has (or by the Closing Date will have) made available to Buyer complete and accurate copies of (i) all material Target Tax Returns as filed that have been filed or will be filed (after giving effect to all valid extensions of time for filing) after December 31, 2003 and on or before the Closing Date and (ii) all examination reports and statements of deficiencies assessed against or agreed to by any member of the Target Group received since December 31, 2003. Except as set forth on Section 2.2.6(f) of the Seller Disclosure Schedule, to the Knowledge of Seller, to the extent it would exceed the estimated reserves therefor established on the books and records of the relevant member of the Seller Group or the Target Group, (i) no Target Taxes have been asserted in writing by any Governmental Authority to be due in respect of any open Tax period that have not been settled and fully paid as settled, (ii) no revenue agent’s report or assessment for Target Taxes has been received in writing by any member of the Target Group or the common parent of the Seller Group from any Governmental Authority for any open Tax period, and (iii) no unresolved question or claim has been raised by any Governmental Authority in writing received by any member of the Target Group or the common parent of the Seller Group in the course of any audit that has not been completed with respect to Target Taxes. Neither Seller nor any member of the Target Group has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Target Group has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review or (ii) request for information related to Tax matters. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any member of the Target Group.

(g) Tax Claims in Other Jurisdictions. To the Knowledge of Seller, no written claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Target Group has not filed Tax Returns that such member of the Target Group is or may be subject to taxation by that jurisdiction.

(h) Tax Sharing Agreements. Except as disclosed on Section 2.2.6(h) of the Seller Disclosure Schedule, no member of the Target Group is a party to or bound by or has any contractual obligation under any Income Tax sharing agreement or arrangement.

(i) Tax-Exempt Property. No property of the Target Group is property that the Target Group is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(j) Reporting Corporation. No member of the Target Group is, nor has been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code.

(k) 280G Payments. No member of the Target Group has made any payment, is obligated to make any payment or is a party to any agreement that under any circumstance could obligate it to make any payments that would not be fully deductible under Section 280G or as a result of Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(l) Foreign Person. No member of the Target Group is a foreign person within the meaning of Section 1445 of the Code.

(m) Substantial Understatement. Each member of the Target Group has disclosed in its federal income Tax Returns transactions that would reasonably be expected to give rise to a substantial understatement of federal income Tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or a substantial underpayment of Tax (within the meaning of Section 6662 of the Code).

(n) Reportable Transactions. No member of the Target Group has participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. Each member of the Target Group has complied with all obligations applicable to the Target Group under Sections 6111 and 6112 of the Code.

(o) United States Real Property Holding Corporation. No member of the Target Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(p) Income Inclusions; Deduction Exclusions. No member of the Target Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any tax period that ends after the Closing Date as a result of any (i) change in accounting method for any tax period that ends before the Closing Date (a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of United States state or local or non-United States Tax law), (ii) written agreement with a Tax authority with regard to the Tax liability of the Target Group for any Pre-Closing Tax Period, (iii) deferred intercompany gain described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Income Tax law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, or (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date.

(q) Joint Venture, Partnership or Other Written Arrangement. No member of the Target Group is a party to any joint venture, partnership or other written arrangement or contract which could be treated as a partnership for United States federal income tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

(r) Distributing Corporation. Neither Seller nor any member of the Target Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(s) 338(h)(10) Election. To the Knowledge of Seller, an election under Section 338(h)(10) of the Code may be made jointly by Seller and Buyer in respect of the Target Shares and the outstanding equity ownership interests of each other member of the Target Group.

2.2.7. Properties and Assets.

(a) Leased Real Property. Section 2.2.7(a) of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all real property (other than parking spaces or storage units) leased by any member of the Target Group, including the names of each of the parties to such lease and the address of the applicable property (collectively, the “Leased Real Property”).

(i) All documents purporting to convey an interest in real property to any member of the Target Group, including leases, agreements, subleases, amendments and any guaranties, modifications and addendums thereto (each a “Lease” and collectively, the “Leases”) have been made available to Buyer.

(ii) Each Lease is in full force and effect, and is valid and enforceable against the member of the Target Group that is a party thereto in accordance with its terms. None of the Leases have been modified in any material respect, except to the extent that the copies made available to Buyer disclose such modifications.

(iii) No member of the Target Group that is a party to any Lease is in default thereunder, and to the Knowledge of Seller, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

(b) Owned Real Property. Section 2.2.7(b) of the Seller Disclosure Schedule sets forth all parcels of land (other than parking spaces or storage units) owned by a member of the Target Group and is referred to as the “Owned Real Property.” Target, or a member of the Target Group, has purchased an ALTA owner’s policy of title insurance (a “Title Policy”) for the Owned Real Property, which is in full force and effect as of the date hereof. To the Knowledge of Seller and except for any Target Permitted Encumbrances or as otherwise set forth in the Title Policy, no other Person has any ownership right in the Owned Real Property, or the right to purchase any portion of the Owned Real Property. Seller has delivered or made available to Buyer copies of (i) the Title Policy and (ii) any surveys, plans, environmental reports and zoning information in Seller’s or Target Group’s possession with respect to the Owned Real Property.

(c) Additional Property Representations and Warranties.

(i) All of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets necessary for the conduct of the businesses of the members of Target Group as now conducted and presently proposed to be conducted are usable in the Ordinary Course of Business, except for such failures that would not reasonably be expected to materially and adversely affect the operation or value of such assets. Each member of the Target Group has valid title to all material personal property owned by it for its own benefit, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except (i) Liens set forth on Section 2.2.7(c)(i) of the Seller Disclosure Schedule or reflected in the Annual Financial Statements or the Latest Financial Statements, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (iii) statutory Liens incurred in the Ordinary Course of Business that have not had and are not reasonably expected to have a Material Adverse Effect on the Target Group and (iv) Liens which do not materially interfere with the use of the properties affected thereby (the exceptions described in the foregoing clauses (i), (ii), (iii) and (iv) being referred to collectively as “Target Permitted Encumbrances”).

(ii) Except as set forth on Section 2.2.7(c)(ii) of the Seller Disclosure Schedule, as of the date hereof, neither Target nor any other member of the Target Group leases or sublets, as lessor or sublessor, any of the Owned Real Property or Leased Real Property.

(iii) As of the date hereof, except as set forth on Section 2.2.7(c)(iii) of the Seller Disclosure Schedule, there does not exist any pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect the Owned Real Property or the Leased Real Property, and no members of the Target Group have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

(iv) As of the date hereof, to the Knowledge of Seller, neither a member of the Target Group nor Seller has received written notice of any improvements made or contemplated to be made to the Owned Real Property by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Owned Real Property. As of the date hereof, to the Knowledge of Seller, there are no such assessments presently against the Owned Real Property.

(v) As of the date hereof, the Owned Real Property and Leased Real Property constitute all of the material real property necessary for the conduct of the business of the members of the Target Group as now conducted.

2.2.8. Contracts.

(a) Schedule of Contracts, etc. Section 2.2.8 of the Seller Disclosure Schedule sets forth, by applicable subsection, a correct and complete list, as of the date hereof, of all Target Contracts. The term “Target Contracts” means all Contracts of the following types to which any member of the Target Group is a party or by which any member of the Target Group or its respective properties (excluding any properties held by a member of the Target Group for the benefit of a customer) is bound, or to which Seller is a party but which is for the benefit of any member of the Target Group, which is currently in effect, as amended, supplemented, waived or otherwise modified as of the date hereof (other than Excluded Contracts):

(i) any agreement (other than pharmacy network contracts), if (x) the performance remaining thereunder involves aggregate consideration to or by any member of the Target Group in excess of $1,000,000 per annum, and (y) such agreement is not cancelable, without material penalty, premium, fee or other liability, by the member of the Target Group on 90 days’ or less notice;

(ii) any agreement that will continue after the Closing with Seller or its Affiliates, including any intercompany Indebtedness, guarantee, receivable, payable or other account maintained between any member of the Target Group, on the one hand, and Seller and any of its Affiliates, on the other hand;

(iii) any employment, severance, termination, employee-like consulting or retirement agreement binding on any member of the Target Group;

(iv) any agreement that relates to Indebtedness owed by any member of the Target Group or the guarantee thereof, other than Indebtedness incurred in the Ordinary Course of Business, including accounts payable, withholding liabilities and accrued expenses and Indebtedness constituting deposits and deferred revenue;

(v) any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets or properties of any member of the Target Group;

(vi) agreements of the Target Group with customers that, in the aggregate, represent at least 40% of the total 2007 revenue of the Target Group (in each case measured in terms of total revenues to the Target Group during the year ended December 31, 2007 extrapolated from year-to-date revenues from January 1, 2007 through July 31, 2007) (the “Largest Customer Contracts”);

(vii) agreements of the Target Group under which any Agent received payment from a member of the Target Group during the nine (9) months ended September 30, 2007 (the “Largest Broker Contracts”);

(viii) agreements of the Target Group with a Health Care Provider network that, in the aggregate, represent at least 75% of the total 2007 payments by the Target Group to the Health Care Provider networks (measured in terms of total projected payments by the Target Group during the year ended December 31, 2007) (the “Largest Network Contracts”);

(ix) any agreement for the sale or purchase of personal property having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $250,000 or to purchase the equity interests or a material portion of the assets of any Person;

(x) any agreement for (A) the sale or purchase of fixed assets or real estate having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $250,000 or (B) capital expenditures in excess of $250,000 under which any member of the Target Group will have any obligations after the date hereof;

(xi) any of the Largest Customer Contracts that provides for a fixed fee guarantee or other form of fee rate cap by a member of the Target Group;

(xii) any agreements (A) relating to the licensing or maintenance of the three core claims processing systems (CPS, FACTS and ClaimFacts) utilized by the members of the Target Group or (B) concerning Intellectual Property to which a member of the Target Group is a party and in respect of which such member the Target Group makes annual payments in excess of $250,000, including agreements pursuant to which a member of the Target Group licensed by Seller or other Persons to use Intellectual Property, and excluding licenses for commercial “off-the-shelf” or “shrink-wrap” software that (1) has not been modified or customized for a member of the Target Group or (2) is licensed to a member of the Target Group for a one-time fee or an annual fee of $250,000 or less;

(xiii) any agreement of a member of the Target Group with a retail pharmacy, mail pharmacy or specialty pharmacy under which the pharmacy processed more than 10,000 claims per month in 2007;

(xiv) any agreement pursuant to which a member of the Target Group or a customer of a member of the Target Group receives annual rebates in excess of $500,000 with respect to pharmacy products or services;

(xv) any reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes or other arrangements of any kind to which a member of the Target Group is a party as a cedent and any terminated or expired treaty or agreement under which there remains any outstanding liability;

(xvi) any joint venture or partnership agreement;

(xvii) any agreement relating to the voting or the control of the Target Shares or the election of directors of any member of the Target Group;

(xviii) any agreement not otherwise disclosed in Section 2.2.8 of the Seller Disclosure Schedule which (A) is not entered into in the Ordinary Course of Business and (B) imposes a significant performance obligation on any member of the Target Group or significantly impairs the business of the members of the Target Group;

(xix) any Contract that restricts in any respect or contains limitations on the ability of any member of the Target Group to compete in any line of business; and

(xx) any (A) Health Care Provider network Contract, or (B) any Contract of a type described in one or more of clauses (i) through (xviii) of this Section 2.2.8(a) that contains any exclusivity provision binding on any member of the Target Group.

(b) No Defaults, etc. Except as set forth on Section 2.2.8(b) of the Seller Disclosure Schedule, excluding any failure to obtain Consent with respect to any Target Contract and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Group, (i) each Target Contract is valid and enforceable against each member of the Target Group that is a party thereto and, to the Knowledge of Seller, against each other Person that is a party thereto, in accordance with its terms and is in full force and effect and (ii) each member of the Target Group has performed all obligations required to be performed by it in connection with the Target Contracts to which it is a party and is not in receipt of any claim of default under any Target Contract. As of the date hereof, to the Knowledge of Seller, no member of the Target Group has any present expectation or intention of not fully performing any material obligation pursuant to any Target Contract. As of the date hereof, to the Knowledge of Seller, there is no current material breach or anticipated material breach by any other party to any Target Contract other than in the Ordinary Course of Business. Prior to the date of this Agreement, subject to Applicable Law, Buyer has been supplied with a true and correct copy of each written Target Contract, and a written description of each oral Target Contract, together with all amendments, waivers or other changes thereto. Section 2.2.8(b) of the Seller Disclosure Schedule lists each oral Target Contract and sets forth a description of the material terms thereof.

(c) Performance Guarantees. Section 2.2.8(c) of the Seller Disclosure Schedule sets forth the aggregate amount of any expense that the members of the Target Group have had for each of 2005, 2006 and the portion of 2007 prior to July 31, 2007, pursuant to any performance guarantees.

(d) Largest Customer Contracts. With respect to each Largest Customer Contract, Section 2.2.8(d) of the Seller Disclosure Schedule sets forth opposite the name of each such customer, the approximate percentage and dollar amount of net sales by the Target Group attributable to such customer during the nine months ended September 30, 2007. Since December 31, 2006 and prior to September 30, 2007, no party to any of the Largest Customer Contracts has indicated in writing that it will stop or materially decrease the rate of business done with the Target Group, except for changes in the Ordinary Course of Business.

(e) Largest Broker Contracts. With respect to each Largest Broker Contract, Section 2.2.8(e) of the Seller Disclosure Schedule sets forth opposite the name of each Agent party thereto, the approximate dollar amount of net commissions or other amounts paid to such Agent during the nine months ended September 30, 2007. Since December 31, 2006 and prior to September 30, 2007, no party to any of the Largest Broker Contracts has indicated in writing that it will stop or materially decrease the rate of business done with the Target Group, except for changes in the Ordinary Course of Business.

(f) Largest Network Contracts. With respect to each Largest Network Contract, Section 2.2.8(f) of the Seller Disclosure Schedule sets forth opposite the name of each Health Care Provider network party thereto, the approximate dollar amount of access fees or other amounts paid by the Target Group to such Health Care Provider network during the nine months ended September 30, 2007. Since December 31, 2006 and prior to September 30, 2007, no party to any of the Largest Network Contracts has indicated in writing that it will stop or materially decrease the rate of business done with the Target Group, except for changes in the Ordinary Course of Business.

(g) Continuation of Access. As of the date hereof, no Health Care Provider network has notified Seller that it will terminate any Contract with any customer of the Target Group as a result of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby.

2.2.9. Intellectual Property.

(a) Section 2.2.9(a)-1 of the Seller Disclosure Schedule is a correct and complete list, as of the date hereof, of all Intellectual Property owned by the Target Group that is registered with, or the subject of a pending application before, any Governmental Authority (the “Registered Intellectual Property”), indicating for each such item the registration number, the applicable filing jurisdiction and the member of the Target Group that is the owner thereof. Except as set forth on Section 2.2.9(a)-2 of the

Seller Disclosure Schedule, the Target Group exclusively owns or has sufficient and, to the Knowledge of the Seller, enforceable rights to use all Intellectual Property owned or used in connection with the operation of the business as currently conducted by the Target Group (the “Target Intellectual Property”), all of which rights, to the extent material to the business of the Target Group, shall survive unchanged and be available for use on identical terms following the consummation of the transactions contemplated hereby, except as set forth in the Transition Services Agreement, and except as would not reasonably be expected to have a Material Adverse Effect on the Target Group. The Target Intellectual Property constitutes all the Intellectual Property that is necessary for the conduct of the business as currently conducted by the Target Group.

(b) Either Target or a member of the Target Group exclusively owns (beneficially, and of record where applicable) all right, title and interest in and to the Registered Intellectual Property, free and clear of all Liens, other than Target Permitted Encumbrances. The Registered Intellectual Property and, to the Knowledge of Seller, all other Intellectual Property owned or used by any member of the Target Group, is subsisting and enforceable, and is not subject to any outstanding order, judgment, decree, contract or other legal or governmental proceeding adversely affecting the Target Group’s use thereof or rights thereto. Except as set forth on Section 2.2.9(b) of the Seller Disclosure Schedule, there are no material royalties, fees, honoraria or other payments payable by any member of the Target Group to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Owned Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

(c) Each member of the Target Group has (i) complied with all material Internet domain name registration and other requirements of Internet domain administration authorities concerning all Internet domain names that are registered by any member of the Target Group, and (ii) to the Knowledge of Seller, operated all websites associated with such Internet domain names in accordance with Applicable Law in the jurisdictions in which the member of the Target Company conducts business.

(d) To the Knowledge of the Seller, the Target Group, and the conduct of their respective businesses, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened in writing (or, to the Knowledge of Seller, otherwise threatened) against any member of the Target Group concerning the ownership, validity, registerability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Target Intellectual Property. To the Knowledge of Seller, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating (i) any Registered Intellectual Property right, (ii) any other Intellectual Property that is owned or purported to be owned by any member of the Target Group (the “Owned Intellectual Property”), or (iii) any other Target Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect on the Target Group.

(e) Section 2.2.9(e)-1 of the Seller Disclosure Schedule sets forth a complete and accurate list of all computer software that is Owned Intellectual Property and material to the business of any member of the Target Group, which disclosure specifically identifies the owner of all such software (“Target Group Proprietary Software”). Except as set forth on Section 2.2.9(e)-2 of the Seller Disclosure Schedule, the Target Group owns all right, title and interest in and to the Target Group Proprietary Software, and no Target Group Proprietary Software contains any programming code, documentation or other materials for which the Target Group does not have sufficient rights to use in the conduct of the business as currently used in the conduct of the business by the Target Group. No Target Group Proprietary Software contains any code that is licensed pursuant to the provisions of any “open source” license agreement, such as any version of any software licensed pursuant to any GNU, General Public License (GPL), GNU Lesser/Library Public License (LGPL), Mozilla Public License (MPL), or any similar public license agreement, that, based on the Target Group’s use of such code in the Target Group Proprietary Software, would require the source code for the Target Group Proprietary Software to be distributed or made available in connection with the distribution of the licensed software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software.

(f) Each member of the Target Group has sufficient rights to use all computer software, middleware and systems, information technology equipment, and associated documentation used in connection with the operation of their respective businesses as presently conducted (the “IT Assets”), except where a failure of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect on the Target Group, all of which rights, to the extent material to the business of the Target Group, shall survive unchanged the consummation of the transactions contemplated hereby, except as set forth in the Transition Services Agreement, and except as would not reasonably be expected to have a Material Adverse Effect on the Target Group. To the Knowledge of Seller, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications. The IT Assets have not materially malfunctioned or failed within the past three years and do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation, except where the foregoing, individually or in the aggregate, or would not have a Material Adverse Effect on the Target Group. To the Knowledge of Seller, no Person has gained unauthorized access to any IT Assets, except as would not have a Material Adverse Effect on the Target Group. Each member of the Target Group has implemented reasonable backup, security and disaster recover technology consistent with industry practices. Except as set forth on Section 2.2.9(f) of the Seller Disclosure Schedule, none of the IT Assets is the subject of a pending or, to Seller’s Knowledge, threatened, audit, demand letter, “request to license”, or other claim relating to use thereof by the Target Group.

(g) Each member of the Target Group has established and maintains at least industry standard safeguards against the destruction, loss, or alteration of customer data or information in the possession or control of such member of the Target Group which are designed to comply with any applicable contractual and legal requirements. Each member of the Target Group has implemented and maintains at least industry standard systems, security measures and procedures which are designed to guard against the unauthorized access, alteration, or destruction of customer data or information (including any personally identifiable information).

(h) No trade secret or confidential know-how either of which is material to the business of any member of the Target Group as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement or other obligation of confidentiality that reasonably protects the member of the Target Group’s proprietary interests in and to such trade secrets and confidential know-how.

(i) Each member of the Target Group has a policy of requiring all employees, consultants and contractors with responsibility for the development of Intellectual Property that is material to the conduct of the business of the Target Group or who may be exposed to any trade secret or confidential information to execute a confidentiality agreement, substantially in the Target’s standard forms, that reasonably protects the confidentiality of such member of the Target Group. No source code of any software both owned by and proprietary to any member of the Target Group has been provided to any third party except under license (a list of which licenses made effective on or after November 1, 1997 appears as Section 2.2.9(i) of the Seller Disclosure Schedule), and all such source code has been reasonably safeguarded and protected by the applicable member of the Target Group.

2.2.10. Insurance. Section 2.2.10 of the Seller Disclosure Schedule contains a correct and complete list of all material insurance policies and fidelity bonds maintained on the date hereof by or for the benefit of any of the members of the Target Group (“Material Insurance Policies”). Seller has made available to Buyer complete and correct copies of those policies and bonds that are specifically related to the Target Group, together with all riders and amendments thereto as of the date hereof. As of the date hereof, such policies and bonds are in full force and effect, and all premiums due thereon have been paid. All of such policies and bonds are in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to that engaged in by the Target Group. The members of the Target Group have complied in all material respects with the terms and provisions of such policies and bonds and none of Seller (to the extent related to the Target Group), Target or any other member of the Target Group is in default with respect to its obligations under such policies or bonds. None of Seller (to the extent related to the Target Group), Target or any other member of the Target Group has failed to give any notice of any material claim under any such policy in a due and timely fashion where such failure has or would reasonably be expected to adversely impact the Target Group’s ability to recover in respect of such claim. Except as set forth on Section 2.2.10 of the Seller Disclosure Schedule, there is no claim in excess of $1,000,000 by any member of the Target Group pending as of the date hereof under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Such policies and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2004. All insurance policies maintained on the date hereof by Seller for the benefit of any of the members of the Target Group will terminate with respect to each member of the Target Group upon the Closing. None of Seller nor its Affiliates have made any claims for the benefit of the Target Group under any Material Insurance Policies maintained by Seller or its Affiliates (other than insurance policies maintained directly by members of the Target Group) in respect of the Legal Proceedings set forth on Section 2.2.16 of the Seller Disclosure Schedule, other than the Trewit Litigation.

2.2.11. Compliance with Laws and Other Instruments; Governmental Approvals.

(a) Compliance with Laws, etc. Except as set forth on Section 2.2.11(a) of the Seller Disclosure Schedule, all activities of each member of the Target Group have been since December 31, 2004, and are currently being, conducted in compliance in all respects with all Applicable Laws, permits, licenses (including requirements contained in market conduct examination reports), orders and certificates of any Governmental Authority including, without limitation, all Health Benefit Laws and all Laws pertaining to confidentiality and privacy of patient information, all corrective action plans required by Governmental Authorities, all rules and regulations of the United States Office of Inspector General of the Social Security Administration and the Department of Health and Human Services (including compliance program guidance for pharmaceutical manufacturers), all Laws pertaining to billing, kickbacks, false claims, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, equal employment opportunity, employee retirement, applicable requirements of the Gramm-Leach-Bliley Act of 1999, building and zoning codes, which affect the businesses of the members of the Target Group or the Owned Real Property or Leased Real Property and to which the members of the Target Group may be subject, except for any failures that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Target Group. Neither Target nor any other member of the Target Group has received any written notice alleging a violation of any such Laws. Each member of the Target Group has made all material filings, submissions, notices and registrations required to be made with or to insurance regulators under insurance holding company statutes and regulations. Section 2.2.11(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all consent decrees or other similar agreements entered into by any member of the Target Group with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or to the Knowledge of Seller, threatened to take, any other action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Target Group.

(b) Governmental Approvals. Except as set forth on Section 2.2.11(b) of the Seller Disclosure Schedule, all material Governmental Approvals necessary for the conduct of the business and operations of each member of the Target Group, or necessary to own, lease and operate their respective properties, have been duly obtained and are in full force and effect. A true, correct and complete list of all material Governmental Approvals is set forth on Section 2.2.11(b) of the Seller Disclosure Schedule. Since July 31, 2007, each member of the Target Group has conducted its business in material compliance with all terms and conditions of the Governmental Approvals. There are no proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Governmental Approval, and except as set forth on Section 2.2.11(b) of the Seller Disclosure Schedule, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such revocation, cancellation, suspension or modification.

2.2.12. Affiliate Transactions. Section 2.2.12 of the Seller Disclosure Schedule sets forth a correct and complete list of all agreements, arrangements or other commitments (including any intercompany loans or financial arrangements), other than brokerage accounts, in effect as of December 31, 2006, between Seller or any member of the Target Group, on the one hand, and any employee, officer, director or shareholder of any member of the Target Group on the other hand, other than compensation or benefit agreements, arrangements and commitments. Since December 31, 2006, except as set forth on Section 2.2.12 of the Seller Disclosure Schedule, no member of the Target Group has entered into any agreement, arrangement or other commitment or transaction with any employee, officer, director or shareholder of Seller or any member of the Target Group.

2.2.13. Labor Matters, etc.

(a) Employees. Section 2.2.13(a) of the Seller Disclosure Schedule sets forth a true, correct and complete listing of all employees of each member of the Target Group, as well as any employee of Seller who devotes at least 50% of his/her working time in direct support of the Target Group’s operations (“Target Group Employees”), and all independent contractors and leased employees of the Target Group (as defined in Section 414(n) of the Code), as of the date hereof, including each such Person’s name, job title or function, and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by any member of the Target Group, and for each Target Group Employee, the amount of all incentive compensation paid to such Person for the current calendar year, the amount of accrued but unused vacation time, each as of the date hereof, and each Target Group Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status). Other than as fully reflected or specifically reserved against in accordance with GAAP in the Annual Financial Statements (or as otherwise expressly permitted pursuant to this Agreement), neither Target nor any other member of the Target Group has paid or promised to pay any bonuses, commissions or incentives to any Target Group Employee, including any officer or director. To the Knowledge of Seller, each Person who provides services to any member of the Target Group is properly classified by such member of the Target Group, as applicable, with respect to employment status for all purposes, including, without limitation, employment, labor, wage and hour compliance and Tax purposes. Seller has delivered to Buyer a true and complete copy of the employee handbook, if any, and all other material employment policies, if any, applicable to any Target Group Employee. No Target Group Employee is on long-term disability and the policy of each member of the Target Group is to terminate any employee who begins receiving long-term disability benefits under Seller’s Long-Term Disability Plan.

(b) As of the date hereof, to the Knowledge of Seller, no officer or Target Group Employee at the level of manager or higher, no independent contractor or leased employee whose departure would materially disrupt the operations of the Target Group and no group of three (3) or more Target Group Employees in a single department of the Target Group has, as of the date hereof, disclosed in writing any plans to terminate his, her or their employment or relationship with Target Group.

(c) Except as disclosed in Section 2.2.13(c) of the Seller Disclosure Schedule:

(i) to the Knowledge of Seller, each member of the Target Group has paid or made provision for payment of all salaries and wages, which are payable by such member of the Target Group to any Target Group Employees, independent contractors and leased employees, accrued through the Closing Date; and are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar Taxes (except for non-compliance which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Target Group), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, and any and all similar applicable state and local laws; and, to the Knowledge of Seller, the members of the Target Group are not engaged in any unfair employment practice;

(ii) none of the Target Group Employees is represented by a labor union with respect to his or her employment with the members of the Target Group, there are no collective bargaining agreements binding on the members of the Target Group with respect to any of the Target Group Employees and, to the Knowledge of Seller, no petition has been filed, nor has any proceeding been instituted by any Target Group Employee or group of Target Group Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining representative;

(iii) to the Knowledge of Seller, (A) there is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any Target Group Employees, and (B) no demand for recognition of any Target Group Employees has been made by or on behalf of any labor organization or trade union;

(iv) there is no pending nor, to the Knowledge of Seller, threatened Target Group Employee strike, work stoppage, slowdown, lockout, picketing or material labor dispute with respect to any Target Group Employees against or affecting any member of the Target Group; and

(v) each member of the Target Group is, and during the ninety (90) day period prior to the date hereof has been, in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (the “WARN Act”) and any similar Applicable Law relating to plant closings and mass layoffs.

2.2.14. ERISA.

(a) Schedule of Plans, etc. Section 2.2.14(a)-1 of the Seller Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan and each material bonus, incentive or deferred compensation, stock option or other equity-based award, retention, change in control, severance, employment or other employee or retiree compensation, fringe benefit or benefit plan, program, agreement, policy or arrangement that is maintained or participated in by any member of the Target Group or to which any member of the Target Group contributes or is obligated to contribute, excluding those that are maintained or administered by any member of the Target Group as part of its business of providing third-party administrative services (collectively, the “Target Plans”). Seller has made available to Buyer true and complete copies of all written Target Plans in which one or more current or former employees or directors of the Target Group is eligible to participate or entitled to benefits and, as applicable, all related trusts or other funding agreements, all amendments to such Target Plans, the three most recent IRS Form 5500 filed in respect of any such Target Plan, the most recent summary plan description and summaries of material modifications of any such Target Plan, the most recent actuarial valuation prepared for any such Target Plan and all material correspondence with the IRS, Department of Labor and the Pension Benefit Guaranty Corporation for any such Target Plan. Except as set forth on Section 2.2.14(a)-2 of the Seller Disclosure Schedule, each Target Plan intended to be qualified under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS as to its qualification under the Code covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or (ii) been submitted to the IRS for such determination letter within the applicable remedial amendment period under Section 401(b) of the Code and such determination letter application is still pending. To the Knowledge of Seller, (x) no amendment has been made to any such Target Plan since the date of its most recent determination letter that is reasonably expected to result in the disqualification of such Target Plan and (y) no other event has occurred with respect to any such Target Plan which is reasonably expected to adversely affect the qualification of such Target Plan.

(b) No Minimum Target Funding Standards, etc. Except as set forth on Section 2.2.14(b) of the Seller Disclosure Schedule, no Target Plan or Employee Benefit Plan sponsored, contributed to or participated in by an ERISA Affiliate of any member of the Target Group is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, no Target Plan or Employee Benefit Plan sponsored, contributed to or participated in by an ERISA Affiliate of any member of the Target Group is a multi-employer plan (as defined in Section 3(37) of ERISA) or a multiple employer plan and no Target Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Target Group or an ERISA Affiliate of any member of the Target Group has ever fully or partially withdrawn from a multi-employer plan. No material liability has been incurred pursuant to the provisions of Title IV of ERISA by any member of the Target Group or any ERISA Affiliate thereof and no condition or event exists or has occurred which is reasonably expected to result in any such material liability to any such Person.

(c) Operation of the Target Plans, etc. Each of the Target Plans has been operated and administered in substantial compliance with its terms and all Applicable Law, including but not limited to ERISA and the Code. There are no material claims pending or, to the Knowledge of Seller, threatened by or on behalf of any employee of any member of the Target Group involving any Target Plan or its assets (other than routine claims for benefits under the terms of any such Target Plan). Each Target Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) has been issued a favorable determination letter by the IRS that has not been revoked, and, to the Knowledge of Seller, there are no circumstances and no events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. Each Target Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and guidance promulgated thereunder (together, the “409A Authorities”). No Target Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(d) Welfare Plans. The Target Plans and Employee Benefit Plan sponsored, contributed to or participated in by an ERISA Affiliate of any member of the Target Group that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and all regulations thereunder (“COBRA”)) have complied with the requirements of COBRA to provide healthcare continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage, except for any violation that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on the Target Group.

(e) Retiree Health. Except as set forth on Section 2.2.14(e) of the Seller Disclosure Schedule, neither Target nor any other member of the Target Group has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(f) Accelerated Payments. Except as expressly contemplated in Section 3.2.3 of this Agreement, no provision of any Target Plan upon the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code)) or benefit to any employee, officer, consultant or director of any member of the Target Group, or result in the forgiveness of Indebtedness, or could limit the right of Target or any other member of the Target Group to amend, merge, terminate or receive a reversion of assets from any Target Plan.

2.2.15. Environmental Matters. Except as set forth on Section 2.2.15 of the Seller Disclosure Schedule:

(a) The Target Group is in material compliance with all Environmental Laws, and the Target Facilities are, and during the Target Group’s operation, have been, in material compliance with all Environmental Laws. The Target Group has no material liability under any Environmental Law and, to the Knowledge of Seller, is not responsible for any material liability of any other Person under any Environmental Law.

(b) The Target Group possesses all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of its business as presently conducted.

(c) The Target Group has not received any material written claim, notice or citation concerning any violation or liability or alleged violation or liability with respect to any Environmental Law which has not been fully and finally resolved.

(d) There are no material writs, injunctions, decrees, liens, orders or judgments outstanding, or any actions, suits, proceedings or governmental investigations pending or, to the Knowledge of Seller, threatened, with respect to the Target Group’s liability under, or compliance by the Target Group or the Target Facilities with, any Environmental Law.

(e) Seller has furnished to Buyer copies of all material environmental reports, audits, assessments and other documents in its possession or control that relate to the Target Group’s compliance with Environmental Laws or the environmental condition of the Target Facilities.

(f) Notwithstanding any other representation in Article II, the representations and warranties contained in this Section 2.2.15 constitute the sole representations and warranties of Seller and Target relating to Environmental Laws.

2.2.16. Litigation. Section 2.2.16 of the Seller Disclosure Schedule contains a list, which is true and complete, of all judicial or administrative actions, suits, investigations, mediations, arbitrations, orders, inquiries or proceedings (collectively, “Legal Proceedings”) pending or, to the Knowledge of Seller, threatened in writing against any member of the Target Group. No other Legal Proceeding is pending against any member of the Target Group and, to the Knowledge of Seller, no other such Legal Proceeding has been threatened in writing. For purposes of this Section 2.2.16, judicial or administrative actions, suits, investigations, inquiries or proceedings pending or threatened against customers of a member of the Target Group, or in respect of real or personal property held in the name of a member of the Target Group for the benefit of a customer or customers, are expressly excluded unless a member of the Target Group is named as a party to such judicial or administrative action, suit, investigation, inquiry or proceeding. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened, that questions the validity of this Agreement or of any action taken or to be taken by Seller or any member of the Target Group in connection with the Transaction Documents or the transactions contemplated thereby. Except as set forth on Section 2.2.16 of the Seller Disclosure Schedule, as of the date hereof, no member of the Target Group is subject to any order, consent decree, judgment, writ, injunction, decree, award, conciliation agreement, settlement agreement, market conduct or financial examination report, corrective action plan or other similar agreement with any Governmental Authority (including, without limitation, cease-and-desist or other orders).

2.2.17. Prior Acquisitions. Section 2.2.17 of the Seller Disclosure Schedule sets forth a list, which is true and complete, of all pending and, to the Knowledge of Seller, threatened indemnification claims by or against Seller or any member of the Target Group under any agreement for the acquisition of any assets, business or Person by, or for the benefit of, Target or any other member of the Target Group.

2.2.18. Agents and Brokers. Each agent or broker (each, an “Agent”) conducting business for the stop-loss business of the Target Group, at the time such agent or broker received commissions from the Insurance Subsidiary for the placement of stop loss insurance, was duly licensed as an insurance agent or broker (for the types of business placed in force by such insurance agent or broker) in the particular jurisdiction in which such agent or broker placed in force such business if such licensure was required by such jurisdiction and, to the Knowledge of Seller, no such Agent violated, in any material respect, any Applicable Law relating to the placement of business in force for such member of the Target Group.

2.2.19. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller, Target or any other member of the Target Group in such manner as to give rise to any valid claim against Seller, Target or any other member of the Target Group for any brokerage or finder’s commission, fee or similar compensation, except for Credit Suisse Securities (USA), LLC.

2.3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Target, as of the date hereof and as of the Closing Date, as follows:

2.3.1. Authorization; No Conflicts; Status of Buyer, etc.

(a) Due Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly qualified to do business and is in good standing as a foreign corporation in those jurisdictions in which it is required to be so qualified in order for it to be able to perform its obligations under the Transaction Documents.

(b) Authorization, etc. Buyer has all requisite corporate power and authority to enter into the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document, and the consummation of the transactions contemplated thereby, by Buyer have been duly authorized by all requisite corporate action of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of the Transaction Documents by Buyer. Each of the Transaction Documents has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Conflicts. The execution and delivery by Buyer of the Transaction Documents, and the consummation by Buyer of the transactions contemplated thereby, do not and will not conflict with or result in a breach of any of the provisions of, loss of rights or default under, constitute an event creating rights of, or result in, acceleration, termination, repayment or cancellation of or under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (i) any provision of the Organizational Documents of Buyer or any Affiliate of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or any Affiliate of Buyer or any properties of any Affiliate of Buyer or (iii) any Contract to which Buyer or any Affiliate of Buyer is a party, except in the case of clauses (ii) or (iii) for any such conflicts, breaches, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Buyer. No Governmental Approval (other than (i) pursuant to the HSR Act, (ii) as required by any applicable state health or pharmacy third party benefits administration licensing laws or regulations or (iii) as required by the Arizona Department of Insurance) or other Consent is required to be obtained or made by Buyer or any Affiliate of Buyer in connection with the execution and delivery by Buyer of the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated thereby.

2.3.2. Litigation. As of the date hereof, there is no Legal Proceeding against Buyer or any Affiliate of Buyer pending or, to the Knowledge of Buyer, threatened, that questions the validity of this Agreement or of any action taken or to be taken by Buyer in connection with Transaction Documents or the transactions contemplated thereby.

2.3.3. Compliance with Laws, etc. As of the date hereof, none of Buyer or its Affiliates is in material violation of or material default under, or has at any time since December 31, 2004 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or businesses, except for any such violation or default that would not reasonably be expected to result in a material impairment of Buyer’s ability to perform its material obligations under this Agreement, or (ii) any provision of its Organizational Documents. There are no consent decrees or other similar agreements entered into by Buyer or its Affiliates with any Governmental Authority currently in effect that would reasonably be expected to result in a material impairment of Buyer’s ability to perform its material obligations under this Agreement. As of the date hereof, no Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, is reasonably expected to result in a material impairment of Buyer’s ability to perform its material obligations under this Agreement.

2.3.4. Financing. Buyer has available, and as of the Closing will have available, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and pay any other amounts to be paid by it under this Agreement. Buyer’s obligations hereunder are not subject to any condition regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereby.

2.3.5. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee or similar compensation.

2.3.6. Investment. The Target Shares will be acquired by Buyer for its own account for the purpose of investment and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer has not, directly or indirectly, offered the Target Shares to anyone or solicited any offer to buy the Target Shares from anyone, so as to bring such offer and sale of the Target Shares by Buyer within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Target Shares except in compliance with the Securities Act and any applicable state securities laws or pursuant to an exemption therefrom.

ARTICLE III.

COVENANTS

3.1. Covenants of Seller and Target.

3.1.1. Conduct of Business. From the date hereof to the Closing Date, except (i) as contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as set forth on Section 3.1.1 of the Seller Disclosure Schedule, (iii) as required by Applicable Law, or (iv) as consented to by Buyer (such consent not to be unreasonably withheld or delayed), Target will, and Seller and Target will cause each member of the Target Group to:

(a) carry on its business in the ordinary course consistent with past practices, and use commercially reasonable efforts to maintain and to preserve intact the present business organization of Target and each member of the Target Group, to conduct their operations in compliance with Applicable Laws, to preserve their assets and properties in good repair and condition, to retain the services of its executive officers and key employees, including but not limited to each of the Target Group Executives, and preserve its relationships with customers, clients, employees, providers, members and suppliers of Target and each member of the Target Group and others having material business dealings with it;

(b) not amend the Organizational Documents of Target and each member of the Target Group;

(c) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets or any equity interests of, any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire any business;

(d) not repurchase, redeem or otherwise acquire any Target Shares or any shares of capital stock or other equity ownership interests of any member of the Target Group;

(e) not issue, sell, pledge, dispose of or subject to any Lien any Target Shares, any shares of capital stock or other equity ownership interests of any member of the Target Group, or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such shares or any securities convertible into or exchangeable for any such shares;

(f) not split, combine or reclassify any Target Shares or any shares of capital stock or other securities of any member of the Target Group, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Target Shares or any shares of capital stock or other equity ownership interests of any member of the Target Group;

(g) not incur, assume, guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or prepay any Indebtedness or amend the terms relating to any Indebtedness (including, without limitation, capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit) or issue or sell any debt securities, except for any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the Ordinary Course of Business in an aggregate amount not exceeding $100,000;

(h) not sell, transfer, assign, license, convey, mortgage, pledge or otherwise subject to any Lien any of its properties or assets, tangible or intangible, except for Target Permitted Encumbrances or in the Ordinary Course of Business;

(i) not acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any material assets, other than in the Ordinary Course of Business;

(j) other than in the Ordinary Course of Business, not enter into any transaction with Seller or any Affiliate of Seller (other than any member of the Target Group), on the one hand, and any other member of the Target Group, on the other hand;

(k) not waive any material rights of material value or take any material actions with respect to collection practices that would result in any material Losses or material adverse changes in collection loss experience;

(l) not make charitable contributions or pledges which in the aggregate exceed $100,000;

(m) not make, accelerate or defer any capital expenditures other than (i) in accordance with Target’s and the Target Group’s budget which has been provided to Buyer prior to the date hereof, and (ii) any such other expenditures as are necessary to prevent the destruction, removal, wasting, deterioration or impairment of the assets of Target and each member of the Target Group;

(n) not conclude or agree to any corrective action plan, consent decree, action or order;

(o) not settle, compromise or waive any material rights relating to any litigation or arbitration matters of Target or the Target Group, other than (i) in the Ordinary Course of Business or (ii) with respect to the Trewit Litigation in compliance with the provisions of Sections 6.3(b) and 6.4 as if such provisions had been in effect as of the date hereof;

(p) not pay (or commit to pay) any bonus or other incentive compensation to any director, officer or any Target Group Employee (other than a new position hire whose compensation is less than $75,000 in any fiscal year) or grant (or commit to grant) to any director, officer or Target Group Employee any other increase in compensation (except for bonuses payable pursuant to any Target Plans), base salary or wage increases, except as are made in the Ordinary Course of Business, increases in severance or termination pay by an amount of more than $10,000, or material increases in benefits, in each case except as set forth in any written agreement or commitment existing as of the date hereof;

(q) not enter into, adopt or amend (other than any amendment necessary to comply with any Applicable Law) any employment, retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, contract or other arrangement with an independent contractor or agreement maintained for the benefit of any director, partner, officer, or other employee, or take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan or other arrangement, to the extent not already provided in any such plan or arrangement and except as contemplated by Section 3.2.3(d), or change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or other arrangement or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or forgive any loans to directors, officers or any Target Group Employee;

(r) not cancel or terminate any insurance policies maintained by any member of the Target Group or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(s) not terminate, cancel, enter into or propose to enter into, or modify or propose to modify, (i) any Target Contracts or (ii) any agreements, contracts, licenses or commitments that if entered into prior to the date of this Agreement, would have been required to be listed on Section 2.2.8(a) of the Seller Disclosure Schedule as a Target Contract, other than in the Ordinary Course of Business;

(t) not agree or commit to do any of the foregoing referred to in clauses (a) – (s); and

(u) promptly advise Buyer of any fact, condition, occurrence or change known to Seller or any member of the Target Group that is reasonably expected to have a Material Adverse Effect on any material member of the Target Group or the Target Group in the aggregate or cause a breach of this Section 3.1.1.

3.1.2. Access and Information.

(a) Books and Records. From the date hereof to the Closing Date, upon reasonable notice from Buyer, Seller and Target will and will cause each member of the Target Group to, give to Buyer and Buyer’s accountants, counsel and other Representatives reasonable access during normal business hours to each such member of the Target Group and its respective officers, employees, offices, properties, books, contracts, commitments, reports and records relating to each member of the Target Group, and to furnish them or provide them access to all such documents, financial data, records and information with respect to the properties and businesses of each member of the Target Group as Buyer shall from time to time reasonably request; provided that the foregoing shall be under the general coordination of Seller, shall not be disruptive to the Ordinary Course of Business and shall be subject to the confidentiality provisions set forth in Section 7.6.10. In addition, subject to Applicable Law, Buyer and Seller shall consult and cooperate, each with the other, in matters involving third parties, including customers, prospective customers, specifying agencies, vendors and suppliers, in matters involving transition and integration planning.

(b) Monthly Reports. From and after the date hereof until the Closing Date, Target shall furnish to Buyer, within fifteen (15) Business Days after the end of each calendar month, the monthly reporting package described in Section 3.1.2(b) of the Seller Disclosure Schedule.

3.1.3. Tax Matters.

(a) Tax Returns. Seller shall duly and timely file all Seller Group Tax Returns, and shall cause each member of the Target Group to duly and timely file all Target Tax Returns, required to be filed on or before the Closing Date (including such Tax Returns filed pursuant to any valid extension of time to file), and Seller shall pay all Taxes with respect to such periods. Seller shall prepare and duly and timely file all Seller Group Tax Returns that are due after the Closing Date with respect to periods ending on or before the Closing Date, and Seller shall pay all Taxes with respect to such periods. Seller shall prepare and Buyer shall cause each member of the Target Group to duly and timely file all Target Tax Returns that are due after the Closing Date with respect to periods ending on or before the Closing Date, and Seller shall pay all Taxes with respect to such periods. Such Seller Group Tax Returns and Target Tax Returns shall be prepared on a basis consistent with the prior Tax Returns for the same Person. The members of the Target Group shall furnish information to Seller for inclusion in the Seller Group Tax Returns for the periods ending on or before the Closing Date in accordance with the past customs and practices of such members and shall file Target Tax Returns for periods beginning after the Closing Date in accordance with such customs and practices. No election under Section 336(e) of the Code shall be made with respect to any member of the Target Group in connection with any transaction contemplated by this Agreement.

(b) Straddle Tax Returns. Except as otherwise provided herein, Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target Group for Tax periods which end after the Closing Date, and Buyer shall cause the Target Group, at the Target Group’s expense, to pay all Taxes with respect to such periods, subject to Seller’s responsibility for Pre-Closing Taxes. Buyer shall permit Seller to review and comment, prior to filing, on each Tax Return for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”). To the extent not reflected as a liability on the Estimated Balance Sheet, Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns and payable by Seller pursuant to this Section 3.1.3(b) at least ten (10) days before Buyer is required to cause to be paid the related Tax liability.

(c) Calculation of Taxes for Straddle Tax Returns. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Target Group terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Target Group.

(d) Documentation. Buyer and Seller further agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Actions with respect to Taxes. Without the prior written consent of Buyer, neither Seller nor the Target Group shall, with respect to the Target Group, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Target Group, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Target Group, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Target Group for any period ending after the Closing Date or decreasing any Tax attribute of the Target Group existing on the Closing Date. Seller shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Target Group within fifteen (15) days of making such consent or waiver.

(f) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target Group shall be terminated as of the Closing Date and, after the Closing Date, no such party shall be bound thereby or have any liability thereunder.

3.1.4. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law, Seller shall not, and Target shall not and shall not permit any member of the Target Group to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Buyer, which will not be unreasonably withheld or delayed; provided that the foregoing shall not apply to any public announcement in respect of litigation relating to this Agreement or the transactions contemplated hereby, or the filing of any document in connection with any such litigation. Subject to the exceptions set forth in the immediately preceding sentence, Seller and Target will, and will cause the other members of the Target Group to, cooperate with Buyer to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by Buyer.

3.1.5. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Seller and Target will, and will cause each member of the Target Group to, use their reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and (ii) cause the conditions set forth in Sections 4.1 and 4.2 to be satisfied as promptly as practicable.

(b) Filings, etc. From the date hereof to the Closing Date, Seller and/or Target will (i) as promptly as practicable, but in no event later than fifteen (15) days following the date of this Agreement, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Seller or any member of the Target Group pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby, and (ii) use their reasonable best efforts to obtain from any Governmental Authority or pursuant to Applicable Law any Consents required to be obtained or made by the Seller or any member of the Target Group in connection with this Agreement or the consummation of the transactions contemplated hereby (collectively, the “Seller Requisite Regulatory Approvals”), including but not limited to (in the case of the foregoing clauses (i) and (ii)) filings and Consents pursuant to the HSR Act and any other Requisite Regulatory Approval. Subject to the rules, regulations and instructions of any relevant Governmental Authority, Buyer will have the right to review in advance, and to the extent practicable Seller and/or Target will consult with Buyer, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.

(c) Consents. Seller will use commercially reasonable efforts to obtain, or cause to be obtained, the Required Consents as promptly as practicable.

(d) Other Actions. Subject to Applicable Laws and the rules, regulations and instructions of any relevant Governmental Authority, Seller and Target will and will cause each member of the Target Group to, coordinate and cooperate with Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 3.2.2, including information regarding operational matters of Target and the other members of the Target Group.

(e) Notice of Certain Events. From the date hereof to the Closing Date, Seller shall promptly notify Buyer of:

(i) any fact, condition, event or occurrence known to Seller that will or reasonably may be expected to result in the failure of any of the conditions contained in Sections 4.1 and 4.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) subject to Applicable Laws and the rules, regulations and instructions of any relevant Governmental Authority, any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv) any member of the Target Group developing any present expectation or intention of not fully performing any material obligation pursuant to any Target Contract; and

(v) any current material breach or anticipated material breach known to Seller by any other party to any Target Contract other than in the Ordinary Course of Business.

3.1.6. No Solicitation, etc. Seller shall not, nor shall Target or any other member of the Target Group, directly or indirectly, through any employee, officer, director, agent or otherwise, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Competing Transaction. Seller or Target shall promptly (and in any event within two (2) Business Days) notify Buyer of the receipt by Seller or Target or any of its officers or directors of any inquiries, proposals or requests for information concerning a Competing Transaction. A “Competing Transaction” means any of the following (other than any transaction contemplated by this Agreement): (w) any direct sale of stock or other equity ownership interests in Target and/or any one or more members of the Target Group, including without limitation in any initial public offering of any such securities, (x) a merger, consolidation, share exchange, business combination, or other similar transaction directly involving Target and/or any one or more members of the Target Group, or (y) any direct transfer or other disposition of 10% or more of the total assets of Target and/or any one or more members of the Target Group in a single transaction or a series of related transactions. For the avoidance of doubt, nothing in this Section 3.1.6 shall restrict Seller’s activities in any manner with respect to any of the Transferred Entities or any assets and business of the Seller other than Target, the members of the Target Group and their respective assets.

3.1.7. Resignation of Directors. Target and Seller shall cause each of the directors of Target and the other members of the Target Group, other than those whose names are set forth on a notice to be delivered to Seller by Buyer not less than five (5) days prior to the Closing that indicates such persons are not required to resign, to resign from all director positions with Target and the other members of the Target Group effective at the Closing.

3.1.8. Agreement Not to Compete.

(a) Seller agrees that for the five (5) year period from and after the Closing (the “Restricted Period”), Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit its name to be used in connection with (other than those name permissions that are granted in the ordinary course of business), any business anywhere in the United States that is engaged, either directly or indirectly, in the business of (w) the sale, underwriting or reinsurance of stop loss insurance policies issued to employer sponsored ERISA health plans, which policies are intended to manage such employer sponsors’ funding exposure to such plans, (x) third party administration of healthcare benefits for group health plans, including subrogation, bill review and claim repricing in connection therewith, (y) pharmacy benefit management and administration for group health plans, including subrogation, bill review and claim repricing in connection therewith or (z) disease management or care management programs for group health plans (each, a “Competing Business”); provided, however, that the following shall not be deemed a violation of this Section 3.1.8(a):

(i) ownership of stock of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market so long as Seller and its Subsidiaries collectively do not own more than an aggregate of five percent (5%) of the capital stock of such corporation;

(ii) making or maintaining any investment (or engaging in any activity related thereto) in a fiduciary or agency capacity of any type and carried out on behalf of clients or other beneficiaries;

(iii) ownership of, an affiliation with, or the conduct of any other prohibited activity with respect to, a Person that conducts, either directly or indirectly, a Competing Business (any such Person, together with all of its Affiliates, a “Competing Person”) that is the direct or indirect result of (A) the merger, consolidation, share exchange, sale or purchase of assets or similar business combination involving Seller or any of its Affiliates and any Competing Person or (B) the acquisition of any Competing Person by Seller or any of its Affiliates; provided if more than 15% of the total revenue, assets or cash flows of the Competing Person in the calendar year prior to such ownership or affiliation is attributable to any Competing Business, Seller shall, prior to the first anniversary of the consummation of such transaction, divest or discontinue the operations of the acquired business that constitute Competing Businesses; provided, however, that prior to any such divestiture, Seller shall provide reasonable notice thereof to Buyer such that Buyer has a reasonable opportunity to make an offer to purchase such business should it desire to do so; or

(iv) ownership and operation of the Continued Retained Business.

(b) For purposes of clarity, the parties hereby acknowledge that, for all purposes of this Agreement, the term “Competing Business” shall not include the business of (i) workers’ compensation pharmacy benefits and administration, (ii) consumer-directed health plan administration, or (iii) health care banking and payments, except, in the case of payments, to the extent acting as a third party administrator of healthcare benefits.

(c) Section 3.1.8 shall terminate immediately upon a Change in Control of Seller; provided, however, that for the balance of the Restricted Period following any such Change in Control, Seller shall (i) cause any employees of Seller or any Affiliate thereof who, at any time prior to Closing, had been employed by any member of the Target Group or otherwise had been in receipt of confidential information with respect to the Target Group, to continue to abide by the provisions of this Section 3.1.8 including, without limitation, by causing any such employees not to assist or participate in any Competing Business engaged in by any other party who became an Affiliate of Seller in connection with such Change in Control (a “COC Party”) and (ii) keep confidential, and not disclose to any COC Party, any confidential information related to the Target Group (including, without limitation, customer or price information).

(d) Seller hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 3.1.8 are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer including, without limitation, the ability of Buyer to realize the benefit of its bargain and enjoy the goodwill of Target and the other members of the Target Group.

3.1.9. Agreement Not to Hire. During the Restricted Period, Seller shall not, without the prior written consent of Buyer, hire, or directly or indirectly attempt to hire away, any then-current employee of Buyer or any of its Affiliates who is a Transferred Employee, or persuade any such employee to leave employment with Buyer or any of its Affiliates; provided, that a general solicitation for employment through advertisements not specifically directed at any Transferred Employees shall not be prohibited under this Section 3.1.9 and the hiring of any Transferred Employees who are non-exempt for purposes of the Fair Labor Standards Act and who are solicited through such a general solicitation shall not be prohibited under this Section 3.1.9.

3.1.10. Available Remedies. Seller acknowledges that it would be difficult to fully compensate Buyer or any of its Affiliates for damages resulting from any breach by them of the provisions of Sections 3.1.8 or 3.1.9. Accordingly, notwithstanding anything to the contrary in this Agreement, in the event of any actual or threatened breach of such provisions, Buyer and its Affiliates shall (in addition to any other remedies which it may have) be entitled to seek from any court of competent jurisdiction temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. Seller further acknowledges that Sections 3.1.8 and 3.1.9 constitute a material inducement to Buyer to complete the transactions contemplated by this Agreement and Buyer will be relying on the enforceability of Sections 3.1.8 and 3.1.9 in completing such transactions contemplated by this Agreement.

3.1.11. Insurance Subsidiary Transactions. Prior to Closing, Seller shall (i) contribute $5,000,000 to the Insurance Subsidiary (so as to cause the cash on hand thereof to be equal to at least such amount) and (ii) cause all intercompany loans between the Insurance Subsidiary and Seller or any Affiliate of Seller (other than members of the Target Group) to be cancelled, without any cost or other liabilities to any member of the Target Group resulting therefrom.

3.2. Covenants of Buyer.

3.2.1. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law, Buyer shall not, and shall cause its Affiliates not to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Seller, which will not be unreasonably withheld or delayed. Buyer will cooperate with Seller and the Target Group to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by Seller.

3.2.2. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Buyer will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and (ii) cause the conditions set forth in Sections 4.1 and 4.3 to be satisfied as promptly as practicable.

(b) Filings, etc. From the date hereof to the Closing Date, Buyer will (i) as promptly as practicable, but in no event later than fifteen (15) days following the date of this Agreement, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Buyer or its Affiliates pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby and (ii) use its reasonable best efforts to obtain from any Governmental Authority or pursuant to Applicable Law any Consents required to be obtained or made by Buyer or its Affiliates in connection with this Agreement or the consummation of the transactions contemplated hereby (collectively, the “Buyer Requisite Regulatory Approvals” and, together with the Seller Requisite Regulatory Approvals, the “Requisite Regulatory Approvals”), including but not limited to (in the case of the foregoing clauses (i) and (ii)) filings and Consents (i) pursuant to the HSR Act, (ii) under any applicable state health or pharmacy third party benefits administration licensing laws or regulations or (iii) with the Arizona Department of Insurance. Subject to the rules, regulations and instructions of any relevant Governmental Authority, Seller will have the right to review in advance, and to the extent practicable Buyer will consult with Seller, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.

(c) Other Actions. Subject to Applicable Laws and the rules, regulations and instructions of any relevant Governmental Authority, Buyer will, and will cause its Affiliates to, coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 3.1.5(b).

(d) Notice of Certain Events. From the date hereof to the Closing Date, Buyer shall promptly notify Seller of:

(i) any fact, condition, event or occurrence known to Buyer that will or reasonably may be expected to result in the failure of any of the conditions contained in Sections 4.1 and 4.3 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) subject to Applicable Laws and the rules, regulations and instructions of any relevant Governmental Authority, any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

3.2.3. Employee Benefit Matters.

(a) Transferred Employee Benefits. Buyer agrees: (i) to waive any limitations regarding pre-existing conditions, waiting periods and actively at work requirements under any new health benefit plan maintained by Buyer (and/or any of its Affiliates) for the benefit of Transferred Employees to the extent such condition, period or requirement was satisfied under any existing health benefit plans in which Transferred Employees participate; and (ii) for all purposes (other than benefit accrual under a defined benefit pension plan) under all benefit plans and policies, to treat all service by Transferred Employees with any member of the Target Group before the Closing Date as service with Buyer and its Subsidiaries; and (iii) to recognize, for each Transferred

Employee, any unused vacation days set forth on Section 3.2.3(a)(iii) of the Seller Disclosure Schedule that the Transferred Employee has accrued as of the Closing Date for purposes of Buyer’s vacation plan or policies. Buyer and Seller agree that (i) the Transferred Employees shall continue to participate in Seller’s medical and dental plans for the period beginning on the Closing Date and ending on (x) December 31, 2007, if the Closing occurs prior to January 1, 2008, and (y) the last day of the month in which the Closing occurs, if the Closing occurs on or after January 1, 2008, and (ii) Buyer shall reimburse Seller for the cost of providing the benefits described in clause (i) of this sentence in the amount equal to the difference between the COBRA rate for such benefits and the applicable employee premiums for such benefits. Commencing on the later of January 1, 2008, and the first day of the month following the month in which the Closing occurs, the Transferred Employees shall be eligible to participate in the medical and dental plans of Buyer on terms that are substantially comparable to the terms applicable to similarly situated employees of Buyer. With respect to the Transferred Employees, Seller agrees to amend its 401(k) plan to eliminate its last day of employment requirement with respect to the Transferred Employees for purposes of eligibility to receive any employer contributions from Seller under Seller’s 401(k) plan and Seller shall make post-Closing employer contributions to its 401(k) plan for the benefit of the Transferred Employees on a pro rata basis based on the Transferred Employees’ length of employment by Seller or its Affiliates in 2007 and in accordance with its customary process. Buyer agrees to accept rollovers from Seller’s 401(k) plan for Target Employees. Seller further agrees to 100% vest all Transferred Employees in its retirement plans including its 401(k) plan. Other than the obligations specifically set forth in this Section 3.2.3, Buyer shall have no liability with respect to payment of benefits under any benefit plans of Seller in which any Transferred Employee has or currently participates.

(b) Continuation of Employment.

(i) Except as provided in this Section 3.2.3(b), immediately after the Closing, Buyer shall continue the employment of all of the Target Group Employees by transferring their employment to an Affiliate of Buyer, and any Target Group Employee whose employment thus continues after the Closing Date shall be a “Transferred Employee.” Notwithstanding the foregoing, no Transferred Employee shall have any continuing rights to employment, and each such employee shall be considered an “at will” employee, unless he/she has or enters into a written employment agreement binding on Buyer or one of its Affiliates. Buyer, in its sole discretion, and subject only to an obligation to interview each person in good faith, may determine whether or not to continue the employment of any Target Group Employee listed on Section 3.2.3(b)(i) of the Buyer Disclosure Schedule. No later than fifteen (15) days prior to the Closing Date, Buyer shall provide Seller with a written list of any Target Group Employee listed on Section 3.2.3(b)(i) of the Buyer Disclosure Schedule whose employment will not continue after the Closing Date (each a “Non-Transferred Employee”). Seller will, or will cause each member of the Target Group to, terminate the employment of, or transfer to Seller or one of its Affiliates (other any member of the Target Group), any Non-Transferred Employee, with such termination or transfer to take effect no later than the Closing Date.

(ii) Seller shall be fully liable for all employment-related costs or liabilities in respect of any Non-Transferred Employee, including but not limited to any termination-related costs such as severance benefits, and Seller shall fully indemnify Buyer and each member of the Target Group from any such liability or cost.

(iii) The rest of this Section 3.2.3(b) notwithstanding, in the event that any Target Group Employee is not actively at work on the Closing Date due to any leave of absence, including but not limited to a short-term disability leave (each an “Inactive Employee”), such employee shall become a Non-Transferred Employee and Seller shall assume the employment relationship for that person and all costs and liabilities incurred as a result of that employment relationship as described in Section 3.2.3(b)(ii). With respect to any Inactive Employee who becomes a Non-Transferred Employee pursuant to this Section 3.2.3(b)(iii), Buyer’s sole obligation shall be to pay, or cause a member of the Target Group to pay, to Seller an amount for each such Inactive Employee that is equal to the sum of (x) the short-term disability payroll continuation payment made to such person, if any, (y) the Human Resources and Payroll fees set forth on Exhibit 1 of the Transition Services Agreement, and (z) the Health, Dental, Flexible Spending, HSA, HRA and COBRA Plan Benefits fees set forth on Exhibit 1 of the Transition Services Agreement; provided, however, that for purposes of health insurance reimbursement for each of the Inactive Employees, instead of the reimbursement rate being the COBRA rate, such reimbursement rate shall equal $1,500 per month for each such Inactive Employee; provided, further, that with respect to any Inactive Employee, Buyer’s payment obligation hereunder shall end on the earliest of: (A) the date on which the Inactive Employee becomes a Transferred Employee pursuant to this Section 3.2.3(b)(iii), (B) the date on which Seller terminates the Inactive Employee for any reason, or (C) the sixth-month anniversary of the Closing Date. If any Inactive Employee is able to return to work on or before the six-month anniversary of the Closing Date, Buyer shall hire such person and such person shall become a Transferred Employee as of the date that Buyer receives written notice from Seller that the employee is able to return to work. For purposes of this Section 3.2.3(b)(iii) “able to return to work” means that Seller provides Buyer with adequate documentation that the person is able to perform the essential functions of his/her Target Group Employee position, with or without reasonable accommodation.

(iv) The rest of this Section 3.2.3(b) notwithstanding, each Target Group Employee listed on Section 3.2.3(b)(iv) of the Seller Disclosure Schedule is performing duties directed to performance by Harrington Benefit Services, Inc. (which is a member of the Target Group) pursuant to a Services Agreement dated October 25, 2007, between it and Kaiser Permanente Insurance Company (“Kaiser”). The parties acknowledge that the business transaction contemplated by this Agreement will give Kaiser a contractual right to terminate the afore-described Services Agreement. If Kaiser exercises its contractual termination right prior to the Closing Date, then each such person will become a Non-Transferred Employee for purposes of Sections 3.2.3(b)(i) and (ii). If Kaiser exercises its contractual termination right after the Closing Date then Seller shall be fully liable for and shall indemnify Buyer against any and all liabilities arising out of Buyer’s decision to terminate the employment of any person listed on Section 3.2.3(b)(iv) of the Seller Disclosure Schedule as a direct result of Kaiser exercising that contractual right.

(v) Section 3.2.3(b)(v) of the Seller Disclosure Schedule sets forth a list of certain Target Group Employees who are performing duties directed to the Retained Business (the “Retained Business Employees”). Accordingly, and notwithstanding anything to the contrary in this Section 3.2.3(b), (A) no Retained Business Employee will become a Transferred Employee, (B) each Retained Business Employee will become a Non-Transferred Employee and (C) Seller shall transfer each such Retained Business Employee to a Retained Business Transferee, with such transfer to take effect no later than the Closing Date.

(c) Severance. Except as otherwise required by any Applicable Law, for a 12-month period beginning on the Closing Date, Buyer shall provide, or cause each member of the Target Group to provide, to any Transferred Employee whose employment is terminated other than for cause (within the meaning of the severance payment schedule set forth on Section 3.2.3(c) of the Seller Disclosure Schedule), severance benefits that are no less favorable than as would be determined in accordance with Target’s existing severance payment schedule (which is set forth on such severance payment schedule). To the extent that any Transferred Employee who is a party to an agreement providing for the payment of severance under certain circumstances, as set forth on Section 2.2.8(a)(iii) of the Seller Disclosure Schedule, is terminated by Buyer or any of its Affiliates or terminates or resigns his or her employment, in each case within the first ninety (90) days immediately following the Closing Date, Seller shall pay to Buyer for each such terminated Transferred Employee the difference between the amount of severance paid to the Terminated Employee under such employee’s severance agreement and the amount of severance that such employee would have otherwise been eligible to receive under the severance payment schedule set forth on Section 3.2.3(c) of the Seller Disclosure Schedule.

(d) Vesting. Prior to the Closing Date, Seller shall take all actions necessary to provide that all options to purchase the common stock of Seller, restricted stock units of Seller or unvested shares of restricted stock of Seller that are held by any Target Group Employee as of the Closing Date, whether vested or unvested, shall be cancelled in exchange for the payment by Seller to such Target Group Employee of the cash equivalent thereof; provided, that the foregoing shall not apply to restricted stock units awarded to certain Target Group sales executives listed on Section 3.2.3(d) of the Seller Disclosure Schedule, who were awarded such restricted stock units pursuant to an incentive compensation plan or scheme, the unvested value of which is set forth on Section 3.2.3(d) of the Seller Disclosure Schedule. Buyer will establish an incentive compensation arrangement to provide such sales executives with an opportunity to earn such unvested value.

(e) Deferred Compensation Plan. On the Closing Date, Buyer shall cause a member of the Target Group to continue to maintain sponsorship of the Deferred Compensation Plan maintained by a member of the Target Group along with any assets and liabilities associated therewith, including but not limited to any assets or liabilities of the Rabbi Trust.

(f) Incentive Compensation.

(i) Seller shall, or shall cause each member of the Target Group to, fully reflect or specifically reserve against in accordance with GAAP in the Estimated Balance Sheet (and there shall be included in the Final Balance Sheet), amounts adequate to pay all incentive compensation earned by any Target Group Employee through the Closing Date. Buyer shall ensure that each such employee is paid that amount no later than the customary payment date the Target Group has used for such incentive compensation payments.

(ii) Set forth on Section 3.2.3(f)(ii) of the Seller Disclosure Schedule is a listing of each Target Group Employee, including estimated incentive pay and/or bonus accruals for each such employee for the remainder of calendar year 2007. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer an updated Section 3.2.3(f)(ii) of the Seller Disclosure Schedule that sets forth the estimated incentive pay and bonus accruals for each Target Group Employee as of the Closing Date. Buyer shall pay, or cause to be paid, to any Transferred Employee the amount of incentive compensation such employee earns, pursuant to the terms of any incentive compensation plan that is in effect as of the Closing Date, during the period beginning on the day after the Closing Date and ending on December 31, 2007. Any such earned compensation shall be paid no later than the customary payment date the Target Group has used for such incentive compensation payments.

(iii) Seller agrees to pay or cause to be paid to selected Target Group Employees incentive compensation described in Section 3.2.3(f)(iii) of the Seller Disclosure Schedule. Buyer agrees to pay or cause to be paid to select Transferred Employees incentive compensation as described in Section 3.2.3(f)(iii) of the Buyer Disclosure Schedule.

3.3. Change of Name.

(a) Except for the limited license expressly provided in the Transitional Trademark License Agreement, all right, title and interest in and to (i) the name “Fiserv” or any derivative thereof or any logo, trademark, service mark, domain name, or trade name including such name, and (ii) any other trademark, service mark, logo, domain name or other indicia or origin of the Seller and its Affiliates (other than any member of the Target Group) ((i) and (ii) collectively, the “Seller Marks”), shall be retained by Seller or its applicable Affiliates and none of Buyer or the Target Group shall have any rights therein or thereto following the Closing.

(b) Except as expressly provided in the Transitional Trademark License Agreement, immediately following Closing, Buyer will, and will cause each member of the Target Group to, cease use of the Seller Marks and any other designation of affiliation with Seller or its Affiliates (including the removal of any Seller Marks from the name of any member of the Target Group and the filing of all appropriate documentation with state authorities relating thereto).

3.4. Cooperation.

(a) Seller and Buyer will, and Buyer will cause each member of the Target Group to, provide the other party with such cooperation and information as the other party may request in filing any Tax Return, in determining a liability for any Tax or a right to a refund or credit of any Tax, in defending an audit or in conducting any other proceeding in respect of any Tax, in each case in connection with a Tax of a member of the Target Group (including as a result of being included in a Seller Group) for a Tax period that ends on or before the Closing Date or, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of the period through and including the Closing Date (such full or partial period is a “Pre-Closing Period”). Such cooperation shall include, but not be limited to, providing access to the books and records of each member of the Target Group, making employees of Buyer and of each member of the Target Group available on a mutually convenient basis to provide explanation of any documents or information provided hereunder or as otherwise may be necessary or appropriate for any of the foregoing. Seller and Buyer shall, and Buyer shall cause each member of the Target Group to, retain all Tax Returns of a member of the Target Group, schedules and work papers and all other material records or documents relating thereto or to a member of the Target Group’s inclusion in Seller Group Tax Returns for all Pre-Closing Periods until 60 days after the expiration of the applicable statute of limitations (including any extensions and waivers thereof), and at the expiration of such period each party shall have the right to dispose of any such Tax Returns or other documents or records after providing thirty (30) days’ written notice to the other party, unless the other party requests that such Tax Returns or other documents or records be delivered to it or be retained.

(b) Buyer shall promptly notify Seller in writing within thirty (30) days after receipt by Buyer, any of its Affiliates or any member of the Target Group of notice of any pending or threatened federal, state, local or foreign Tax audit, proposed adjustment or assessment which may affect the Tax liability of any member of the Target Group for which Seller would be required to indemnify Buyer pursuant to Section 6.10. Failure of Buyer to promptly notify Seller shall be deemed a waiver of Buyer’s right to indemnification under Section 6.10. Seller shall have the sole right to represent a member of the Target Group in any Tax audit or administrative or court proceeding to the extent it relates to (i) a Tax period ending on or before the Closing Date, or (ii) a Tax period that includes the Closing Date if the only items at issue relate to the portion of the period prior to or including the Closing Date, to control such audit or proceedings, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect Buyer or any member of the Target Group for any period after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, however that such consent shall not be necessary to the extent that Seller agrees to indemnify Buyer against the effects of any such settlement. Seller shall be entitled to participate at its expense with counsel of its choice in the defense of any claim for Taxes which may be the subject of indemnification by Seller pursuant to Section 6.10 which is not subject to Seller’s control pursuant to this Section 3.4(b). Neither Buyer, any member of the Target Group, nor any of their Affiliates may agree to settle or pay any Tax claim which may be the subject of indemnification by Seller under Section 6.10 without the prior written consent of Seller, which consent shall not unreasonably be withheld, delayed or conditioned.

3.5. Intercompany Relationships.

(a) Seller Guarantees. Buyer shall use its commercially reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Seller or any of its Affiliates and for Seller and any of its Affiliates to be otherwise removed or released, effective as of the Closing, in respect of all obligations of Seller or any of its Affiliates under each guaranty, performance bond, letter of credit or similar instrument obtained by Seller or any of its Affiliates to the extent that it is for the benefit of any member of the Target Group (collectively, the “Seller Guarantees”), and for all obligations of Seller or any of its Affiliates in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to Seller. In the event that Buyer has been unable to effect any such substitution, removal, release or termination with respect to any Seller Guarantee effective as of the Closing, from and after the Closing, Buyer shall use its commercially reasonable efforts to effect such substitution, removal and release and termination as soon as reasonably practicable, including, without limitation, by providing substitute cash collateral. Buyer shall promptly reimburse Seller for any payments made by Seller or any of its Affiliates on or after the Closing in respect of any Seller Guarantee.

(b) Target Guarantees. Seller shall use its commercially reasonable efforts to cause itself or one or more of its Affiliates (other than Target or any other member of the Target Group) to be substituted in all respects for Target or any other member of the Target Group and for Target and any member of the Target Group to be otherwise removed or released, effective as of the Closing, in respect of all obligations of Target and any member of the Target Group under each guaranty, performance bond, letter of credit or similar instrument obtained by Target or any other member of the Target Group for the benefit of Seller or its Affiliates (other than Target or any other member of the Target Group) (collectively, the “Target Guarantees”), and for all obligations of Target and any other member of the Target Group in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to Buyer. In the event that Seller has been unable to effect any such substitution, removal, release or termination with respect to any Target Guarantee effective as of the Closing, from and after the Closing, Seller shall use its commercially reasonable efforts to effect such substitution, removal and release and termination as soon as reasonably practicable, including, without limitation, by providing substitute cash collateral. Seller shall promptly reimburse Buyer for any payments made by any member of the Target Group on or after the Closing in respect of any Target Guarantee.

(c) Termination of Contracts. Except as set forth on Section 3.5(c) of the Seller Disclosure Schedule, Seller shall terminate, or cause to be terminated, all Target Contracts between Seller or any of its Affiliates (other than Target or any other member of the Target Group) on the one hand, and any of Target or any other member of the Target Group, on the other hand (other than, for the avoidance of doubt, any of the Ancillary Agreements), effective as of the Closing, in each case without any penalty or obligation for Target or any other member of the Target Group.

(d) Assignment of Contracts. From and after the Closing, at Buyer’s reasonable request, Seller shall, and shall cause its Affiliates to, assign to Buyer and its Affiliates any and all rights that Seller and its Affiliates may have under any agreement, contract or commitment to the extent relating to the protection of confidential information of Target or any other member of the Target Group, other than any agreements entered into in connection with the proposed sale or disposition of the Target Group, to the extent such assignment is permissible under Applicable Law and the terms of the relevant agreement, contract or commitment.

3.6. Title Insurance Policies. At Buyer’s request and Buyer’s sole cost and expense, (i) Seller and Buyer shall each agree to use its commercially reasonable efforts to obtain prior to Closing, to the extent reasonably practicable, a letter from Target’s and/or the Target Group’s current provider of the Title Policy stating that the Title Policy will continue in effect after the Closing and (ii) Seller shall cooperate with Buyer in seeking a non-imputation endorsement to the Title Policy.

3.7. Election under Section 338(h)(10).

(a) At the sole discretion of Buyer, Seller shall join with Buyer in making joint elections under Section 338(h)(10) of the Code (and any comparable election under state or local Law) with respect to the purchase of the Target Shares and the outstanding equity ownership interests of each other member of the Target Group. The Target Group, Buyer and Seller shall cooperate fully with each other in the making of such elections, including the filing of all required IRS forms and comparable forms under state and local Law. Promptly after the date hereof, Seller shall provide to Buyer any information reasonably requested by Buyer in connection with the filing of the Section 338(h)(10) elections.

(b) Seller shall pay all Taxes attributable to the making of the Section 338(h)(10) elections, including any federal, state, or local Tax attributable to an election under federal, state, or local law similar to the election available under Section 338(h)(10) of the Code, and will indemnify the Buyer against any claim arising out of any failure to pay any such Tax.

(c) The Purchase Price shall be allocated among the assets of the Target Group in accordance with their fair market value as reasonably determined by Buyer and Seller in accordance with Sections 338 and 1060 of the Code and the regulations thereunder (the “Allocation”). Buyer shall initially determine the Allocation and prepare a complete set of IRS Forms 8023 and 8883 (and any comparable forms required to be filed under state or local tax Law) and any additional data or materials required to be attached to Forms 8023 and 8883 pursuant to the Treasury Regulations promulgated under Section 338 of the Code (“Section 338 Forms”). Buyer will deliver the Section 338 Forms to Seller for review no later than sixty (60) days prior to the date the Section 338 Forms are required to be filed. In the event Seller reasonably objects to the manner in which the Section 338 Forms have been prepared, Seller will notify Buyer within fifteen (15) days of receipt of the Section 338 Forms of any such objection, and Buyer and Seller will endeavor in good faith to resolve such dispute in the succeeding fifteen (15) days. If Buyer and Seller are unable to resolve such dispute within such time period, Buyer and Seller will submit such dispute to an independent accounting firm of recognized national standing (the “Allocation Arbiter”) mutually agreeable to Buyer and Seller, which firm will not be the regular accounting firm of Buyer or Seller. Promptly, but no later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on representations of Buyer and Seller and not by independent review) only those matters in dispute that have been submitted to it and will render a written report thereon, which will be conclusive and binding on Buyer and Seller.

(d) Buyer and Seller shall (i) report the acquisition of the Target Shares by Buyer in a manner consistent with the making of the Section 338(h)(10) elections and (ii) not take a position in any Tax Return that is inconsistent with the Section 338(h)(10) elections.

3.8. Retained Business. Prior to the Closing Date, Seller shall cause the Target Group to transfer the Contracts and other assets and liabilities set forth on Section 3.8 of the Seller Disclosure Schedule (collectively, the “Retained Business”) to one or more Persons that is not a member of the Target Group (each, a “Retained Business Transferee”).

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Conditions to Obligations of Each Party. The obligations of Buyer and Seller to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

4.1.1. Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have been terminated or expired.

4.1.2. No Injunction, etc. (i) Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any Applicable Law making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and (ii) no Governmental Authority shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby.

4.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the following additional conditions:

4.2.1. Representations and Warranties.

(a) The representations and warranties set forth in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a), 2.2.2(b) and 2.2.5(A)(ii) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Each of the representations and warranties of Seller set forth in this Agreement (other than the representations and warranties set forth in Sections 2.2.1(a), 2.2.1(b), 2.2.2(a), 2.2.2(b) and 2.2.5(A)(ii)), which representations and warranties shall be deemed for purposes of this Section 4.2.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.2.1(b) shall be deemed to have been satisfied even if such representations and warranties are not so true and correct unless such failure of such representations and warranties to be so true and correct, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Target Group.

(c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of Seller, to the effect set forth above in this Section 4.2.1.

4.2.2. Covenants. All of the covenants, agreements, undertakings and obligations that Seller is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of Seller, to the effect set forth in this Section 4.2.2.

4.2.3. Absence of Material Adverse Effect. Since December 31, 2006, no event shall have occurred or fact or circumstance arisen that, individually or in aggregate, with or without the passage of time, has had or is reasonably expected to have, a Material Adverse Effect on the Target Group.

4.2.4. Third Party Consents. Seller shall have delivered to Buyer all consents, waivers and approvals set forth in Exhibit F (the “Required Consents”), all of which shall be in full force and effect.

4.2.5. Proceedings. All corporate and other proceedings of Seller that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Buyer and its counsel, and Buyer and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

4.2.6. Retained Business. Seller shall have performed all of the obligations required to be performed by it pursuant to Section 3.8.

4.3. Conditions to Obligations of Seller. The obligation of Seller to effect the purchase and sale of the Target Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), at or prior to the Closing Date, of the following additional conditions:

4.3.1. Representations and Warranties.

(a) The representations and warranties set forth in Sections 2.3.1(a) and 2.3.1(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Each of the representations and warranties of Buyer set forth in this Agreement (other than the representations and warranties set forth in Sections 2.3.1(a) and 2.3.1(b)), which representations and warranties shall be deemed for purposes of this Section 4.3.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.3.1 shall be deemed to have been satisfied even if such representations and warranties are not so true and correct unless such failure of such representations and warranties to be so true and correct, in the aggregate, has materially impaired, or is reasonably likely to result in the material impairment of, the ability of Buyer to perform its material obligations under this Agreement.

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized officer of Buyer, to the effect set forth above in this Section 4.3.1.

4.3.2. Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized officer of Buyer, to the effect set forth in this Section 4.3.2.

4.3.3. Proceedings. All corporate and other proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Seller and its counsel, and Seller and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

ARTICLE V.

TERMINATION

5.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller by written notice delivered to the other party, if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply with its obligations hereunder) by the eight-month anniversary of the date hereof;

(c) by Buyer by written notice delivered to Seller, if Seller shall have breached any representation or warranty contained herein or any of the covenants or agreements contained herein, which breach or event, individually or with other breaches or events, would cause the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied and which breach or event cannot be or has not been cured within forty-five (45) days after the giving by Buyer of written notice to Seller of such breach; or

(d) by Seller by written notice delivered to Buyer, if Buyer shall have breached any representation or warranty contained herein or any of the covenants or agreements contained herein, which breach or event, individually or with other breaches or events, would cause the conditions set forth in Section 4.1 or Section 4.3 not to be satisfied and which breach or event cannot be or has not been cured within forty-five (45) days after the giving by Seller of written notice to Buyer of such breach.

5.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its Representatives, stockholders or Affiliates, except for any liability resulting from any party’s, fraud or willful or intentional breach of this Agreement, and except that the provisions of this Section 5.2 and the provisions of Article VII shall survive any such termination. The foregoing sentence shall not be construed to limit any party’s obligations under Section 7.2.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS;

INDEMNIFICATION

6.1. Survival of Representations and Warranties and Covenants. The representations and warranties made herein shall survive the Closing and terminate as provided in this Section 6.1. Upon such termination, no party shall have any liability to the other party with respect to a claim of violation of a representation or warranty unless the party entitled to indemnification pursuant to this Article VI (the “Indemnified Party”) shall have given appropriate notice to the party liable for indemnification pursuant to this Article VI (the “Indemnifying Party”) before the termination of the relevant representation or warranty as provided in this section and, accordingly, any representation or warranty, and any liability with respect thereto, that would otherwise terminate in accordance with this Section 6.1 shall continue to survive if a notice of a claim shall have been timely given under this Article VI on or prior to such termination, until such claim has been satisfied or otherwise resolved as provided in this Article VI, but only with respect to such claim. The representations and warranties and the covenants and other obligations contained in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing, subject to the terms and conditions of this Article VI. Notwithstanding the preceding sentence (i) the representations and warranties contained in Sections 2.2.6 (Taxes), 2.2.14 (ERISA) and 2.2.15 (Environmental Matters) shall survive until six (6) months after the applicable statute of limitations (including any extensions and waivers thereof) has expired; and (ii) the representations and warranties in Sections 2.2.1(a), (b), clause (i) of Section 2.2.1(c), and the second sentence of Section 2.2.1(d) (Authorization; No Conflicts; Organizational Documents, etc.), 2.2.2 (a), (b) and (c) (Capitalization), and 2.2.3(h) (Restricted Cash Accounts; Client Cash Accounts)(such representations and warranties, the “Seller Fundamental Representations”) and 2.3.1(a), (b), and clause (i) of Section 2.3.1(c) (Authorization; No Conflicts; Status of Buyer, etc.) (such representations and warranties, the “Buyer Fundamental Representations”) and the covenants and other obligations in this Agreement shall survive the Closing indefinitely.

6.2. General Indemnity.

6.2.1. Seller Indemnity.

(a) Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents and stockholders (the “Buyer Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, costs and expenses (including reasonable attorneys’ fees, and reasonable out-of-pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or to the extent arising or resulting from:

(i) subject to Section 6.2.1(b), any breach of any representation or warranty made by Seller or Target contained in this Agreement, in all cases without giving effect to any qualifications as to materiality such as “in all material respects”, “material”, “Material Adverse Effect” and similar qualifications contained in such representations and warranties;

(ii) any breach of any covenant or agreement of Target (prior to the Closing Date) or Seller (at any time) contained in this Agreement;

(iii) the Trewit Litigation; and

(iv) the matters set forth on Exhibit G.

(b) Except with respect to fraud and claims with respect to breaches of any Seller Fundamental Representation, (i) Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $10,000,000, in which case Seller shall be liable only for the amount of Losses which exceed $7,500,000, and (ii) Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) that exceed an aggregate amount equal to 35% of the Purchase Price.

6.2.2. Buyer Indemnity.

(a) Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and stockholders (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, or to the extent arising out of or resulting from:

(i) subject to Section 6.2.2(b), any breach of any representation or warranty made by Buyer contained in this Agreement, in all cases without giving effect to any qualifications as to materiality, such as “in all material respects”, “material”, “Material Adverse Effect” and similar qualifications contained in such representations and warranties; and

(ii) any breach of a covenant or agreement of Buyer contained in this Agreement.

(b) Except with respect to fraud and claims with respect to breaches of any Buyer Fundamental Representation, (i) Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $10,000,000, in which case Buyer shall be liable only for the amount of Losses which exceed $7,500,000, and (ii) Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) that exceed an aggregate amount equal to 35% of the Purchase Price.

6.2.3. Exclusive Remedy. Following Closing, except (i) with respect to a claim to enforce this Article VI, (ii) with respect to fraud or (iii) as may be contemplated by Section 1.4, the rights and remedies of Seller and Buyer under this Article VI are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under, or with respect to, this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement and Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates for monetary relief now or in the future under any Applicable Law with respect to the subject matter hereof.

6.2.4. Further Limitations. Except for actions required to be taken by Buyer or any member of the Target Group pursuant to this Agreement or otherwise contemplated by this Agreement, Seller shall not have any liability under any provision of this Agreement for any Losses to the extent the underlying liability was taken into account in computing the Final Purchase Price or the Adjustment Amount.

6.3. Third Party Claims; Direct Claims.

(a) In the event that any claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event (a) more than thirty (30) days following such Indemnified Party’s receipt of a Third Party Claim, or (b), to the extent practicable, fewer than three (3) days prior to any appearance in a litigated matter, notify the Indemnifying Party in writing of such Third Party Claim, and the amount or the estimated amount of damages or other relief sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim)

and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice or otherwise comply with this Section 6.3(a) shall not affect the rights of an Indemnified Party hereunder unless, and then only if and to the extent that, such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense, (ii) the Indemnifying Party shall actively and diligently defend such Third Party Claim by appropriate proceedings and (iii) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Losses. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if, (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim. Notwithstanding the foregoing, if a Third Party Claim (i) would result in the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) would result in a finding or admission of a violation of Applicable Law by the Indemnified Party or any of its Affiliates, (iii) would result in any monetary liability of the Indemnified Party that will not be fully and promptly paid or reimbursed by the Indemnifying Party or (iv) is reasonably likely to adversely impact any ongoing business of the Indemnified Party or any of its Affiliates, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend, compromise and settle (subject, with respect to any such settlement, to obtaining the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed) such Third Party Claim in the first instance and, if the Indemnified Party does not contest, defend, compromise or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest, defend, compromise and settle (subject, with respect to any such settlement, to obtaining the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) such Third Party Claim.

(c) If the Indemnifying Party (i) does not elect to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation, to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in the conduct of the defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f) In the event any Indemnified Party has a claim against any Indemnifying Party that does not involve a Third Party Claim, within thirty (30) days after becoming aware of facts and circumstances sufficient to allow the Indemnified Party to conclude that the Indemnified Party is entitled to indemnification pursuant to Section 6.2 in respect of such claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim and the amount or the estimated amount of damages or other relief sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such claim) and, to the extent practicable, any other material details pertaining thereto; provided, however, that the failure to give a timely notice or otherwise comply with this Section 6.3(f) shall not affect the rights of an Indemnified Party hereunder unless, and then only if and to the extent that, such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim.

6.4. Trewit Litigation.

(a) Following the Closing, Seller shall, at its own expense, (i) actively and diligently defend the Buyer Indemnified Parties (including, without limitation, the members of the Target Group) with respect to the Trewit Litigation by appropriate proceedings and (ii) have the sole power to direct and control such defense, with counsel of its choosing. The Buyer Indemnified Parties shall have the right, but not the obligation, to participate in such defense and to employ separate counsel of their own choosing and may participate in such defense at their own expense. Notwithstanding the foregoing, if counsel for the Buyer Indemnified Parties reasonably determines that there is a conflict between the positions of Seller and the Buyer Indemnified Parties in conducting the defense of such action or that there are legal defenses available to the Buyer Indemnified Parties different from or in addition to those available to Seller, then counsel for the Buyer Indemnified Parties shall be entitled, if the Buyer Indemnified Parties so elect, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Buyer Indemnified Parties, at their own expense. Seller shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise the Trewit Litigation in any manner that is reasonably likely to have an ongoing material and adverse impact on the business and operations of the Target Group. Subject to the preceding sentence, Seller shall be permitted to settle, compromise or offer to settle or compromise the Trewit Litigation without the prior written consent of Buyer provided that such settlement contains an unqualified release of the Target Group.

(b) The Buyer Indemnified Parties shall cooperate in the conduct of the defense of the Trewit Litigation, including by providing reasonable access to the relevant business records, other documents and employees of the Target Group.

(c) The Buyer Indemnified Parties and Seller shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to the Trewit Litigation to be made so as to preserve any applicable attorney-client or work-product privileges.

(d) To the extent any member of the Target Group is entitled to reimbursement under an insurance policy covering the Trewit Litigation of the attorneys’ fees and expenses in respect of the Trewit Litigation, Buyer shall cause such member of the Target Group to assign and transfer such amounts to Seller upon receipt thereof.

(e) All rights of Buyer and the Buyer Indemnified Parties set forth in this Section 6.4 shall terminate immediately upon the nonappealable dismissal with prejudice of Target as a defendant in the Trewit Litigation, without affecting in any respect the respective obligations of Buyer and the Buyer Indemnified Parties pursuant to this Section 6.4, which obligations shall continue in full force and effect.

6.5. Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent recovered by a third party in connection with a Third Party Claim, or except to the extent the Loss arises out of fraud by the non-claiming party.

6.6. Payments. The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

6.7. Adjustments to Losses.

6.7.1. Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or other claim, net of any actual costs, expenses or premiums (including any increase in premiums directly attributable to insurance claims relating to such Loss) incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against an insurer or other third party with respect to any Loss that results in a payment by an Indemnifying Party under this Article VI, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

6.7.2. Taxes. The amount of indemnification to which any Indemnified Party shall be entitled under this Article VI shall be reduced by the amount of the Tax Benefit, if any, computed at the Assumed Rate for all Taxes, such Tax Benefit to be reduced by the cost of any Tax Detriment, computed at the Assumed Rate, it being the intent of the parties that the indemnification provided for in this Article VI be net of all actual income tax effects to the Indemnified Party, and it further being the intention of the parties that if the Tax Benefit to the Indemnified Party, if any, computed at the Assumed Rate for all Taxes, is less than the cost of any Tax Detriment to the Indemnified Party calculated at the Assumed Rate, that the Indemnifying Party shall be liable to and shall further indemnify for the Indemnified Party for the difference between the Tax Benefit and Tax Detriment. Tax Benefits realized in a taxable period subsequent to the period in which the related indemnification payment is made (such as the utilization of net operating losses that arise or are increased as a result of an indemnity claim) shall not be taken into account in computing such payment; instead the Indemnified Party will pay over to the Indemnifying Party the amounts of such Tax Benefits as and when they are actually realized; provided the aggregate amount required to be so paid over to the Indemnifying Party under this Section shall not exceed the amount of the indemnification payment made by it. The Indemnified Party will provide the Indemnifying Party with sufficient documentation each taxable year (which requirement may be satisfied by a certification of such party’s tax manager or other knowledgeable officer) confirming the amount of Tax Benefit and Tax Detriment realized in such year.

6.7.3. Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, (net of costs reasonably incurred directly in connection with the collection of such amounts from the third party), less (ii) the full amount of Loss.

6.8. Mitigation. In the event an Indemnified Party willfully fails to mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person not willfully failed to so mitigate.

6.9. Claims Unaffected by Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement. Unless otherwise agreed upon in writing by the parties, the written waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

6.10. Tax Indemnity.

(a) The indemnification obligations of the parties in respect of Taxes are not subject to the provisions of Section 6.2.1. Seller shall be liable for and indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any and all Pre-Closing Taxes and any and all Tax Claims resulting from, arising out of or relating to: (i) any Taxes imposed on the Target Group with respect to any Pre-Closing Taxes, (ii) except as otherwise set forth in Section 7.2 relating to transfer Taxes, all liability for Taxes of the Target Group arising (directly or indirectly) as a result of the transactions contemplated by the Transaction Documents (including, without limitation, Taxes imposed on or with respect to income or gain recognized by the Target Group or Seller by virtue of the Section 338(h)(10) election), (iii) any inaccuracy of a representation or warranty with respect to Taxes set forth herein, (iv) all Taxes of any member of an affiliated, consolidated combined or unitary group of which the Target Group (or any predecessor of the Target Group) is or was a member on or prior to the Closing Date, including pursuant to Treasury

Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (v) any and all Taxes of any Person (other than the Target Group) imposed on the Target Group as a transferee, successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, (vi) the transfer Taxes for which Seller is liable pursuant to Section 7.2, and (vii) Taxes and other costs resulting from a failure on the part of Seller to take any action required of Seller under this Agreement; provided, however, that Seller shall not be liable to indemnify Buyer under this Section 6.10(a) for Taxes described in each of clauses (i) through (vii) above to the extent that amounts in respect of such taxes have been adequately reflected as a current liability in the Final Balance Sheet (and thus in Working Capital). Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of Seller pursuant to this Section 6.10(a) shall survive until six months after the expiration of the statute of limitations for the Taxes involved.

(b) Buyer shall pay to Seller an amount equal to any Tax refund or credit received by any member of the Target Group for any Pre-Closing Period (except to the extent such refund or credit was included as an asset in the calculation of the Final Balance Sheet).

6.11. Effect on the Purchase Price. Any payment made under Article VI shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

ARTICLE VII.

DEFINITIONS; MISCELLANEOUS

7.1. Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in this Agreement (including in the Disclosure Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section or Article are to a Section or Article of or to this Agreement, unless otherwise indicated.

409A Authorities: as defined in Section 2.2.14(c).

Accounting Expert: as defined in Section 1.4(d).

Adjustment Amount: as defined in Section 1.4(h).

Affiliate: of a Person means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

Agent: as defined in Section 2.2.18.

Agreement: as defined in the introductory paragraph hereof.

AJCA: as defined in Section 2.2.14(c).

Allocation: as defined in Section 3.7(c).

Allocation Arbiter: as defined in Section 3.7(c).

Ancillary Agreements: as defined in the recitals of this Agreement.

Annual Financial Statements: as defined in Section 2.2.3(a).

Applicable Law: the common law and all applicable provisions of all (i) statutes, laws, rules, administrative codes, regulations or ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards, rulings, decisions, determinations and decrees of any Governmental Authority.

Assumed Rate: the maximum combined federal and state income tax rates applicable to an Indemnified Party on the date of any indemnification payment to the Indemnified Party.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Milwaukee, Wisconsin are authorized or required by law to close.

Buyer: as defined in the introductory paragraph of this Agreement.

Buyer Disclosure Schedule: as defined in Section 2.1.

Buyer Fundamental Representations: as defined in Section 6.1.

Buyer Indemnified Parties: as defined in Section 6.2.1(a).

Buyer Requisite Regulatory Approvals: as defined in Section 3.2.2(b).

Change in Control: the occurrence of any one of the following events:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Seller representing more than 50% of the combined voting power of Seller’s then-outstanding securities eligible to vote for the election of Seller’s directors (“Voting Securities”); provided, however, that the occurrence of the foregoing events shall be deemed not to be a Change in Control if it results from any of the following acquisitions: (A) by Seller or any Subsidiary thereof, (B) by any employee benefit plan (or related trust) sponsored or maintained by Seller or any Subsidiary thereof, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non Qualifying Transaction (as defined in paragraph (ii);

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Seller or any of its Subsidiaries and a third party that requires the approval of Seller’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to the Business Combination or (B) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies any of the criteria specified in (A) or (B) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iii) the stockholders of Seller approve a plan of complete liquidation or dissolution of Seller or a sale of all or substantially all of Seller’s assets.

Claim Notice: as defined in Section 6.3(a).

Client Cash Accounts: bank accounts maintained by customers of the Target Group with respect to which the Target Group performs administrative services.

Closing: as defined in Section 1.2.

Closing Date: as defined in Section 1.2.

COBRA: as defined in Section 2.2.14(d).

COC Party: as defined in Section 3.1.8(c).

Code: the United States Internal Revenue Code of 1986, as amended.

Commission: the United States Securities and Exchange Commission.

Competing Business: as defined in Section 3.1.8(a).

Competing Person: as defined in Section 3.1.8(a)(iii).

Competing Transaction: as defined in Section 3.1.6.

Consent: any consent, approval, authorization, waiver, permit, license, grant, certification, exemption or order of, or registration, declaration or filing with, or notice to, any Person, including but not limited to any Governmental Authority.

Continued Retained Business: the Retained Business as conducted by Seller or any of its Affiliates immediately prior to Closing, but not any expansion or development thereof.

Contract: all written or oral agreements, contracts, licenses, commitments, memoranda of understanding or other arrangements or understandings.

Control: (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

Deferred Compensation Plan: Wausau Benefits 2000 Deferred Compensation Plan.

Disclosure Schedules: as defined in Section 2.1.

Employee Benefit Plan: has the meaning set forth in Section 3(3) of ERISA.

Environmental Law: all federal, state, local and foreign statutes (including the Comprehensive Environmental Response, Compensation, and Liability Act), ordinances, regulations, orders, directives, common law rulings, and decrees concerning pollution, hazardous materials or protection of the environment.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: as to any Person, any other Person which, together with such Person, is or has been within the preceding six years treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Estimated Balance Sheet: as defined in Section 1.1.2.

Estimated Purchase Price: as defined in Section 1.1.2.

Estimated Working Capital: Seller’s good faith calculation of Working Capital calculated on a basis consistent with the sample calculation and methodology set forth in Exhibit D.

Exchange Act: as defined in Section 2.2.2(d).

Excluded Contracts: the Contracts set forth on Section 2.2.8(a) of the Seller Disclosure Schedule under the heading “Excluded Contracts”.

Final Balance Sheet: as defined in Section 1.4(a).

Final Purchase Price: as defined in Section 1.4(a)

GAAP: Generally Accepted Accounting Principles.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof, including, without limitation, (i) any governmental agency, department, commission or instrumentality of the United States, or any State of the United States, whether executive, legislative, judicial or otherwise, or (ii) any stock exchange or self-regulatory agency or authority.

Health Benefit Law: any Applicable Law relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including without limitation ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and Applicable Laws relating to the regulation of Health Business, utilization review, third party administrative services, case management, pharmacy benefit management, coordination of benefits, fraud and abuse, false claims and patient referrals.

Health Business: the business of an administrator, sales agent or broker, health maintenance organization, insurer or reinsurer, of medical, dental, vision, group life, short or long term disability, COBRA, Medicaid, Medicare, SCHIP or similar benefits.

Health Care Provider: defined as physicians or other health care professionals, medical groups, independent practice associations, hospitals or other health care facilities, specialty health care providers (such as ophthalmologists, psychiatrists, behavioral health professionals and the like), or ancillary health service providers (such as laboratories, magnetic resonance imaging service providers and the like).

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Inactive Employee: as defined in Section 3.2.3(b)(iii).

Income Tax: any federal, state, local or foreign Tax (a) based on, measured by or calculated with respect to net income or profits or (b) based on, measured by or calculated with respect to multiple bases (including without limitation corporate franchise Taxes) if one or more of the bases on which such Tax may be based is described in clause (a), in each case together with interest, additions to Tax and penalties thereon.

Indebtedness: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including unpaid interest and prepayment penalties or obligations computed as though payment is being made as of the Closing), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any accrued indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including any earnouts, holdbacks, etc.), (iv) any accrued liability or obligation relating to the acquisition activity of a Person, (v) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement liabilities with respect to letters of credit), (vi) any indebtedness guaranteed by any member of the Target Group or any other Person (including repurchase and reimbursement agreements) and (vii) any liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which liabilities a Person assures a creditor against loss, except the SXC perpetual license and the McKesson term license.

Indemnified Party: as defined in Section 6.1.

Indemnifying Party: as defined in Section 6.1.

Insurance Subsidiary: Sheridan Re, Inc., an Arizona corporation.

Intellectual Property: all (i) trademarks, service marks, brand names, Internet domain names, uniform resource locators, logos, symbols, trade dress, trade names, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and know-how; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

Investment Grade: with respect to Moody’s Investors Service, a credit rating of “Baa” or higher; and with respect to Standard & Poor’s, a credit rating of “BBB” or higher.

IRS: the United States Internal Revenue Service.

IT Assets: as defined in Section 2.2.9(f).

Kaiser: as defined in Section 3.2.3(b)(iv).

Knowledge of Buyer: the actual knowledge, after reasonable due inquiry, of Edward Lagerstrom; Forrest Burke; and Jack Larsen.

Knowledge of Seller: the actual knowledge, after reasonable due inquiry, of Charles Sprague; James Cox; Randy Franke; Julia Jensen; Jay Anliker; Mark Campbell; Bruce Czech; Cullen Sloan; and Kevin Klopfenstein.

Largest Broker Contracts: as defined in Section 2.2.8(a)(vii).

Largest Customer Contracts: as defined in Section 2.2.8(a)(vi).

Largest Network Contracts: as defined in Section 2.2.8(a)(viii).

Latest Balance Sheet: as defined in Section 2.2.3(a).

Latest Financial Statements: as defined in Section 2.2.3(a).

Lease: as defined in Section 2.2.7(a)(i).

Leased Real Property: as defined in Section 2.2.7(a).

Legal Proceedings: as defined in Section 2.2.16.

Lien: any mortgage, pledge, hypothecation, security interest, encumbrance, title retention agreement, lien, charge or other similar restriction.

Losses: as defined in Section 6.2.1(a).

Material Adverse Effect: (a) With respect to a Person, a material adverse change in, or a material adverse effect upon, the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, conditions or trends in economic, business or financial conditions generally (including interest rates and equity, debt or other financial market conditions) or in any Competing Business generally, (2) changes or proposed changes in Applicable Laws, regulations, interpretations of Applicable Laws or regulations, GAAP or regulatory accounting requirements applicable to the industry in which the Target Group operates, (3) changes, effects, events or occurrences of any type proximately caused by the announcement or performance of this Agreement and the transactions contemplated hereby, (4) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (5) any hurricane, earthquake, flood, or other natural disasters or acts of God, (6) actions, or effects of actions, taken or not taken by Seller or any member of the Target Group either required by or contemplated by this Agreement or with the prior written consent of Buyer, or (7) Seller’s performance of its obligations pursuant to Section 3.8 and the effects thereof, unless, in the case of clauses (1), (2), (4) and (5) above, such material adverse change or material adverse effect has had or is reasonably expected to have a disproportionate effect on such Person and its Subsidiaries, taken as a whole, as compared to other Persons in the health or pharmacy benefit plan administration business; or (b) with respect to a Person, a material impairment of such Person’s ability to perform its material obligations under this Agreement. Any reference in this Agreement to “Material Adverse Effect on the Target Group” shall mean a Material Adverse Effect on the Target Group, collectively taken as a whole.

Material Insurance Policies: as defined in Section 2.2.10.

Non-Transferred Employee: as defined in Section 3.2.3(b)(i).

Notice Period: as defined in Section 6.3(a).

Ordinary Course of Business: means the conduct of the businesses of Target and the other members of the Target Group, in a manner consistent with their past custom and practice.

Organizational Documents: as to any Person, if a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; if a partnership, its partnership agreement; and if some other entity, its constituent documents.

Owned Intellectual Property: as defined in Section 2.2.9(d).

Owned Real Property: as defined in Section 2.2.7(b).

Person: any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

Pre-Closing Period: as defined in Section 3.4(a).

Pre-Closing Taxes: Target Taxes for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Person terminated as of the close of business on the Closing Date; provided, however, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.

Pre-Closing Tax Period: as defined in Section 2.2.6(p).

Purchase Price: as defined in Section 1.1.1(a).

Qualified Plans: as defined in Section 2.2.14(c).

Rabbi Trust: the rabbi trust related to the Deferred Compensation Plan.

Registered Intellectual Property: as defined in Section 2.2.9(a).

Representatives: with respect to a Person, the directors, officers, employees, agents, consultants, advisors or other representatives of such Person, including legal counsel, accountants and financial advisors.

Required Consents: as defined in Section 4.2.4.

Requisite Regulatory Approvals: as defined in Section 3.2.2(b).

Restricted Cash Accounts: the portion of the amounts any member of the Target Group receives from customers that it holds or is required to hold as a fiduciary in cash accounts maintained for such customers in the taxpayer identification number of any member of the Target Group.

Restricted Period: as defined in Section 3.1.8(a).

Retained Business: as defined in Section 3.8.

Retained Business Employees: as defined in Section 3.2.3(b)(v).

Retained Business Transferee: as defined in Section 3.8.

Review Period: as defined in Section 1.4(b).

Section 338 Forms: as defined in Section 3.7(c).

Securities Act: as defined in Section 2.2.2(d).

Seller: as defined in the introductory paragraph of this Agreement.

Seller Disclosure Schedule: as defined in Section 2.1.

Seller Fundamental Representations: as defined in Section 6.1.

Seller Guarantees: as defined in Section 3.5(a).

Seller Group: the federal Income Tax consolidated return group of which Seller and any member of the Target Group are members and any similar group on which the income of Seller and any member of the Target Group is reported on a combined, consolidated or unitary basis for the purposes of any state or local Income Tax.

Seller Group Tax Return: any Tax Return of the Seller Group that has included one or more members of the Target Group (or any corporate predecessor of such a member).

Seller Indemnified Parties: as defined in Section 6.2.2(a).

Seller Marks: as defined in Section 3.3(a).

Seller Requisite Regulatory Approvals: as defined in Section 3.1.5(b).

Statement of Objections: as defined in Section 1.4(c).

Straddle Tax Returns: as defined in Section 3.1.3(b).

Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity ownership interests representing more than 50% of the outstanding voting stock or other equity ownership interests.

Target: as defined in the preamble to this Agreement.

Target Contracts: as defined in Section 2.2.8(a).

Target Employment and Withholding Taxes: any federal, state, local or foreign employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, or other similar Tax, duty or other governmental charge or assessment or deficiencies thereof or any Tax required to be withheld by or on behalf of any member of the Target Group in connection with amounts paid or owing to any employee, independent contractor, creditor or other party (including, but not limited to, all interest, additions to Tax and penalties thereon, and additions thereto, and whether or not such item or amount is disputed).

Target Facilities: any property presently or previously operated by any member of the Target Group.

Target Group: as defined in Section 2.2.1(a).

Target Group Debt: any (i) Indebtedness of the Target Group, whether or not reflected on the Estimated Balance Sheet or the Final Balance Sheet, (ii) bonus to any employees of a member of the Target Group triggered upon, or in connection with, the transactions contemplated by this Agreement and (iii) liabilities of any member of the Target Group (including fees, costs and expenses incurred on behalf of any member of the Target Group) in connection with the negotiation of the Transaction Documents, the performance of Sellers’ or any member of the Target Group’s obligations thereunder and the consummation of the transactions contemplated thereby. Notwithstanding the foregoing, for purposes of Sections 1.1 and 1.4, Target Group Debt does not include any Indebtedness to the extent reflected as a current liability on the Final Balance Sheet in the computation of Working Capital.

Target Group Employees: Section 2.2.13(a).

Target Group Executives: as defined in the recitals of this Agreement.

Target Group Proprietary Software: as defined in Section 2.2.9(e).

Target Guarantees: as defined in Section 3.5(b).

Target Intellectual Property: as defined in Section 2.2.9(a).

Target Permitted Encumbrances: as defined in Section 2.2.7(c)(i).

Target Plans: as defined in Section 2.2.14(a).

Target Shares: as defined in the recitals of this Agreement.

Target Tax Return: any Tax Return (other than a Seller Group Tax Return) required to be filed by or on behalf of any member of the Target Group.

Target Taxes: as defined in Section 2.2.6(a).

Tax or Taxes: any taxes, duties, charges or other levies due or payable to, or levied or imposed by, any federal, state, provincial, municipal, local or foreign tax authority, including income, profits, franchise, gross receipts, license, wages, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duty, capital stock, severance, stamp, payroll, sales, employment, withholding, social security (or similar), unemployment, disability, use, personal and real property, withholding, excise, production, sales, transfer, transaction, registration, alternative or add-on minimum, value added, estimated, occupancy or other taxes, duties, charges or other levies of any kind whatsoever, including any addition thereto, or interest or penalty thereon; provided that, the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or by being included (or required to be included) in any Tax Return relating thereto).

Tax Benefit: an actual decrease of any Tax liability in a current period payable by the Indemnified Party under the Code, resulting solely and directly from the payment of any indemnification under Article VI.

Tax Claims: means any claims, actions, causes of action, liabilities, losses, damages, deficiencies, judgments, settlements, costs and expenses (including reasonable out-of-pocket expenses and reasonable attorneys’ and professional fees ) relating to Taxes, including any transferee liability with respect to Taxes.

Tax Detriment: an actual increase of any Tax liability in a current period payable by the Indemnified Party pursuant to the Code, resulting solely and directly from the payment of any indemnification under Article VI.

Tax Return: any return, report, declaration, form, claim for refund or credit or information statement relating to Tax, including any Schedule or attachment thereto, and including any amendment thereof.

Third Party Claim: as defined in Section 6.3(a).

Title Policy: as defined in Section 2.2.7(b).

Transaction Documents: this Agreement and the Ancillary Agreements, collectively.

Transferred Employee: as defined in Section 3.2.3(b)(i).

Transferred Entities: as defined in Section 2.2.1(e).

Transition Services Agreement: as defined in the recitals of this Agreement.

Transitional Trademark License Agreement: as defined in the recitals of this Agreement.

Treasury Regulations: the U.S. federal income Tax regulations promulgated under the Code.

Trewit Litigation: the litigation pending, as of the date hereof, in the Fourth Judicial District Court, Hennepin County, Minnesota, known as Robert P. Brook, Mark S. Davis, and Andrew M. Thompson v. James W. Cox, Target and Seller.

WARN Act: as defined in Section 2.2.13(c)(v).

Working Capital: (A) the total consolidated current assets of the Target Group minus (B) the total consolidated current liabilities of the Target Group, in each case, as of immediately prior to the Closing Date, calculated on a basis consistent with the sample calculation and methodology set forth in Exhibit D.

7.2. Expenses; Transfer Taxes. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if this Agreement is terminated by a party pursuant to Section 5.1(c) or 5.1(d), the non-terminating party shall pay the costs and expenses incurred by the other party in connection with this Agreement; provided, further, that if the transactions contemplated by this Agreement are consummated, all out of pocket costs and expenses incurred by the Target Group in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely by Seller. Any sales, use, real estate transfer, stock transfer or similar transfer Tax payable in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer. Seller shall duly and timely prepare and file any Tax Return relating to such Taxes. Seller shall give Buyer a copy of each such Tax Return for its review and comments at least ten (10) days prior to filing and shall give Buyer a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable.

7.3. Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof; provided that no party shall be required to incur any Loss, liability or Indebtedness in connection therewith.

7.4. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

7.5. Notices. All notices, requests, demands waivers, and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent by facsimile transmission, addressed as follows:

if to Buyer (or Target after the Closing), to:

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Fax: (952) 936-0044

Attention: Senior Vice President, Corporate Development

and

UnitedHealthcare, Inc.

5901 Lincoln Drive

Edina, MN 55436

Fax: (952) 992-5180

Attention: General Counsel

with a copy to:

Hogan & Hartson LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202

Fax: (303) 899-7333

Attention: Richard J. Mattera

and

Hogan & Hartson LLP

875 Third Avenue

New York, NY 10022

Fax: (212) 918-3100

Attention: Alexander B. Johnson

if to Seller (or Target prior to the Closing), to:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Fax: (262) 879-5245

Attention: James W. Cox

and

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Fax: (262) 879-5532

Attention: Charles W. Sprague

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3188

Attention:	Mark J. Menting
Matthew G. Hurd

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by first-class, registered or certified mail, on the fifth (5th) Business Day after the mailing thereof, (y) if by reputable overnight delivery service, on the day delivered, or (z) if by facsimile transmission, on the day on which such facsimile transmission was sent, provided that a copy is also sent that day by a reputable overnight delivery service.

7.6. Miscellaneous.

7.6.1. Headings, Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Time is of the essence with respect to this Agreement.

7.6.2. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

7.6.3. Jurisdictional Matters.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) Jurisdiction. BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, IN EACH CASE IN THE BOROUGH OF MANHATTAN, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT TO THE JURISDICTION THEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF NEW YORK DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR, IF SUBJECT MATTER JURISDICTION EXISTS OVER THE CLAIM, IN SUCH A FEDERAL COURT. BUYER AND SELLER HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.6, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

7.6.4. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.4.

7.6.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

7.6.6. Litigation Expenses. In the event litigation between Buyer and Seller arises out of this Agreement, the losing party will pay all reasonable costs and expenses incurred by the prevailing party in connection with the litigation, including without limitation, reasonable attorneys’ fees and costs.

7.6.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

7.6.8. Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

7.6.9. Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

7.6.10. Confidentiality.

(a) Buyer and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Seller (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (B) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to Seller, any Affiliate of Seller or any member of the Target Group or (C) with the prior written approval of Seller; provided, further, that to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Buyer may disclose such information to the extent necessary to comply with Applicable Law, or to enforce its rights and obligations under this Agreement; provided, further, that after the Closing, this Section 7.6.10 shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related to the Target Group.

(b) Seller and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Buyer and its Affiliates (which shall for the purposes of this Section 7.6.10(b) include, as of the Closing, the Target Group) (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates, (B) that is or becomes available to Seller on a non-confidential basis from a source that is not bound by a confidentiality obligation to Buyer or (C) with the prior written approval of Buyer; provided, further, that to the extent that Seller or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Seller or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, Seller or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Seller may disclose such information to the extent necessary to comply with Applicable Law, in connection with any required Tax disclosures or to enforce its rights and obligations under this Agreement.

(c) The terms of this Agreement, including the terms of this Section 7.6.10, shall supersede in all respects the terms of the Confidentiality Agreement, dated October 4, 2006, between Buyer and Seller, as amended.

7.6.11. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

7.6.12. Entire Agreement. This Agreement, including the Disclosure Schedules hereto and the other agreements and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof (including the Ancillary Agreements and any other agreements that specifically refer to this Section 7.6.12), constitutes the entire agreement and understanding and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent or Representative of any party hereto. Except for the representations and warranties expressly contained in this Article II or in the Ancillary Agreements, none of Seller, Target, Buyer or any other Person has made or makes any other express or implied representation, either written or oral, on behalf of Seller, Target or Buyer. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in the Ancillary Agreements or in any other agreements entered into by the parties hereto on the date hereof that specifically refer to this Section 7.6.12.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name:	Jeffery W. Yabuki
Title:	President and CEO

FISERV HEALTH, INC.

By:	/s/ Julia A. Jensen
Name:	Julia A. Jensen
Title:	Vice President

UNITED HEALTHCARE SERVICES, INC.

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	Executive Vice President

[Signature page to Stock Purchase Agreement]